EXECUTION VERSION

___________________________________________
MEMBERSHIP INTEREST PURCHASE AGREEMENT
Among
REAL ARTISAN BRANDS, LLC,
LANCI FAMILY HOLDINGS, INC.,
DAVID LANCI
and
HEALTHCARE SERVICES GROUP, INC.

Dated as of: October 6, 2026

___________________________________________

TABLE OF CONTENTS
PAGE
Section 1.1    Purchase and Sale of the Interests    1
Section 1.2    Purchase Price    1
ARTICLE II CONSIDERATION AND MANNER OF PAYMENT    2
Section 2.1    Payments at Closing; Escrow Agreement    2
Section 2.2    Adjustments to Closing Purchase Price    2
Section 2.3    Tax Withholding    5
ARTICLE III REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER PARTIES    5
Section 3.1    Organization and Status    5
Section 3.2    Power, Validity and Enforceability; Subsidiaries    5
Section 3.3    Title to Interests    6
Section 3.4    No Conflict    6
Section 3.5    Consent    6
Section 3.6    Brokers    7
Section 3.7    Litigation    7
ARTICLE IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANIES    7
Section 4.1    Organization and Qualification    7
Section 4.2    Authorization; Enforceability    7
Section 4.3    Organizational Documents    8
Section 4.4    Capitalization    8
Section 4.5    No Violation    8
Section 4.6    Consents    8
Section 4.7    Financial Statements    9
Section 4.8    Accounts Receivable    10
Section 4.9    Absence of Certain Changes    10
Section 4.10    Taxes    12
Section 4.11    Material Contracts    15
Section 4.12    Real Property    17
Section 4.13    Personal Property    17
Section 4.14    Intellectual Property; Data Privacy and Security    17
Section 4.15    Insurance Policies    18
Section 4.16    Litigation    18
Section 4.17    Compliance with Applicable Laws    19
Section 4.18    Employee Benefit Plans    19
Section 4.19    Employees    22
Section 4.20    Affiliate Transactions; Relationships with Related Persons    23
(i)

Section 4.21    Books and Records    23
Section 4.22    Brokers    23
Section 4.23    Customers; Suppliers    23
Section 4.24    Foreign Person    24
Section 4.25    Certain Payments and Practices    24
Section 4.26    No Other Representations and Warranties    24
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER    25
Section 5.1    Organization and Qualification    25
Section 5.2    Authorization; Enforceability    25
Section 5.3    No Consents    25
Section 5.4    Litigation    25
Section 5.5    No Violation    25
Section 5.6    Brokers    26
Section 5.7    No Outside Reliance    26
ARTICLE VI CLOSING    26
Section 6.1    Closing    26
Section 6.2    Deliveries by Seller Parties    26
Section 6.3    Deliveries by Buyer    27
ARTICLE VII COVENANTS    28
Section 7.1    Non-Competition; Non-Solicitation; Confidentiality    28
Section 7.2    Use of Name    30
Section 7.3    Further Assurances    30
Section 7.4    Director and Officer Indemnification and Liability    30
Section 7.5    Closing EAU Payment Amount    31
Section 7.6    Retention Bonus Agreements    31
ARTICLE VIII INTENTIONALLY DELETED    32
ARTICLE IX INTENTIONALLY DELETED    32
ARTICLE X INTENTIONALLY DELETED    32
ARTICLE XI TAX MATTERS    32
Section 11.1    Apportionment of Taxes; Certain Tax Returns    32
Section 11.2    Transfer Taxes    35
Section 11.3    Cooperation    35
Section 11.4    Certain Controversies    35
Section 11.5    Tax Treatment of Purchase    36
(ii)

ARTICLE XII INDEMNIFICATION    37
Section 12.1    Survival of Seller Parties’ Representations, Warranties and Covenants; Survival Periods    37
Section 12.2    Buyer’s Representations, Warranties and Covenants; Survival Periods    38
Section 12.3    Indemnification by Seller Parties    38
Section 12.4    Indemnification by Buyer    39
Section 12.5    Indemnification Procedure    39
Section 12.6    Investigation    40
Section 12.7    Treatment of Indemnification    40
Section 12.8    Limits on Indemnification    40
Section 12.9    Exclusive Remedy    42
ARTICLE XIII DEFINITIONS    42
ARTICLE XIV MISCELLANEOUS    55
Section 14.1    Notices, Consents, etc    55
Section 14.2    Severability    55
Section 14.3    Successors; Assignment    56
Section 14.4    Counterparts; Electronic Mail and Facsimile Signatures    56
Section 14.5    Expenses    56
Section 14.6    Governing Law    56
Section 14.7    Table of Contents and Headings    56
Section 14.8    Entire Agreement    56
Section 14.9    Third Parties    57
Section 14.10    Disclosure Generally    57
Section 14.11    Interpretive Matters    57
Section 14.12    Construction    57
Section 14.13    Submission to Jurisdiction    58
Section 14.14    Waiver of Jury Trial    58
Section 14.15    Press Releases and Communications    58
Section 14.16    Release    59
Section 14.17    Specific Performance    59
Section 14.18    Attorney-Client Privilege; Continued Representation    59

(iii)

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 6, 2026, by and among (a) Healthcare Services Group, Inc., a Pennsylvania corporation (“Buyer”), (b) Real Artisan Brands, LLC, a Delaware limited liability company (“Seller”), (c) Lanci Family Holdings, Inc., a Massachusetts corporation (“Lanci Holdings”), and (d) David Lanci, an adult individual (the “Principal” and together with Lanci Holdings and Seller, collectively, the “Seller Parties” and each a “Seller Party”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Article XIII below.
RECITALS
WHEREAS, Seller is the sole, registered and beneficial owner of all of the outstanding membership interests (the “Interests”) of each of NexDine, LLC, a Massachusetts limited liability company (“NexDine”) and Xendella, LLC, a Massachusetts limited liability company (“Xendella”, and together with NexDine, each a “Company” and together, the “Companies” or the “Company Group”); and
WHEREAS, Lanci Holdings is the sole owner of all of the Equity Interests of Seller, and Principal is the controlling shareholder of Lanci Holdings; and
WHEREAS, Lanci Holdings and Principal will derive substantial economic benefits from the completion of the transactions contemplated herein, and Buyer would not enter into this Agreement without Lanci Holdings and Principal entering into this Agreement; and
WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase and acquire from Seller, all of the Interests.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF THE INTERESTS

Section 1.1    Purchase and Sale of the Interests. Subject to and in accordance with the terms and conditions set forth herein, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Buyer, all of the Interests, free and clear of any Liens.

Section 1.2    Purchase Price. The purchase price for the Interests shall be an aggregate amount equal to (i) the Closing Purchase Price plus (ii) the Contingent Consideration, if any, that may be payable subject to and in accordance with Exhibit A, plus (iii) the Gross-Up Amount (the “Purchase Price”).

ARTICLE II
CONSIDERATION AND MANNER OF PAYMENT

Section 2.1    Payments at Closing; Escrow Agreement.
(a)Closing Date Payments. At the Closing, in consideration of the purchase and sale of the Interests pursuant to Section 1.1 and subject to the further adjustments described in Section 2.2(c), Buyer shall, pursuant to written wire transfer instructions set forth on a funds flow statement signed by Buyer and Seller prior to the Closing (the “Funds Flow Statement”), pay (without duplication) the Estimated Purchase Price by making distributions to the following Persons, in cash, by wire transfer of immediately available funds in the following amounts: (i) to the Escrow Agent, the sum representing the Escrow Amount to be held, administered and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement; (ii) the Estimated Sale Transaction Expenses to the Persons identified in the Funds Flow Statement, (iii) the Estimated Closing Indebtedness to the Persons identified in the Funds Flow Statement, (iv) to NexDine, the Closing EAU Payment Amount in accordance with Section 7.5, and (v) to Seller, a net amount equal to the Estimated Purchase Price less the aggregate of (A) the Escrow Amount, (B) Estimated Sale Transaction Expenses, (C) the Closing EAU Payment Amount, and (D) the Estimated Closing Indebtedness (the “Closing Date Cash Payment”).
(b)Escrow Agreement. At the Closing, Buyer and Seller shall enter into an Escrow Agreement (the “Escrow Agreement”), with CSC Delaware Trust, N.A. (the “Escrow Agent”), pursuant to which Buyer will deposit the Escrow Amount with the Escrow Agent at Closing.
Section 2.2     Adjustments to Closing Purchase Price.
(a)Estimated Statement. At least three (3) days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Statement”) in the form attached hereto as Exhibit B setting forth (i) a balance sheet of the Company Group as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date (the “Measurement Time”) and without giving effect to the Contemplated Transactions, prepared in accordance with the Adjusted Net Working Capital Principles consistently applied, (ii) a good faith estimate of the Cash on Hand (the “Estimated Closing Cash”), (iii) a good faith estimate of Adjusted Net Working Capital (the “Estimated Closing Adjusted Net Working Capital”), (iv) a good faith estimate of Indebtedness of the Company Group as of the Measurement Time (the “Estimated Closing Indebtedness”), (v) a good faith estimate of Sale Transaction Expenses (the “Estimated Sale Transaction Expenses”) and (vi) a calculation of the Estimated Purchase Price. Seller shall make available to Buyer upon request all supporting calculations, records and work papers used in preparing the Estimated Statement; provided, however, that (A) the provision of any information or access pursuant to this Section 2.2(a) will be subject to appropriate confidentiality undertakings, and (B) nothing in this Section 2.2(a) will require any Party to disclose information that is subject to attorney client privilege.

(b)Closing Statement. Within one hundred twenty (120) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement with reasonable supporting detail (the “Closing Statement”) setting forth (i) a balance sheet of the Company Group as of the Measurement Time and without giving effect to the Contemplated Transactions, prepared in accordance with the Adjusted Net Working Capital Principles consistently applied, (ii) Buyer’s calculation of the Cash on Hand (the “Closing Cash”), (iii) Buyer’s calculation of the Adjusted Net Working Capital (the “Closing Adjusted Net Working Capital”), (iv) Buyer’s calculation of the Indebtedness of the Company Group as of the Measurement Time (the “Closing Indebtedness”), (v) Buyer’s calculation of Sale Transaction Expenses (the “Closing Sale Transaction Expenses”) and (vi) Buyer’s calculation of the Closing Purchase Price. Upon the request of Seller, Buyer shall promptly make available to Seller and its Representatives all records and work papers and personnel of Buyer reasonably required by Seller and its Representatives in connection with their review of the Closing Statement; provided, however, that (A) the provision of any information or access pursuant to this Section 2.2(b) will be subject to appropriate confidentiality undertakings, and (B) nothing in this Section 2.2(b) will require any Party to disclose information that is subject to attorney-client privilege.
(i)Protest Notice. Within sixty (60) days after Buyer’s delivery of the Closing Statement to Seller, Seller may deliver written notice (the “Protest Notice”) to Buyer of any objections, and the basis therefor, which Seller may have to the Closing Statement. Any Protest Notice shall specify in reasonable detail the nature of any disagreement so asserted. Buyer shall be permitted to review the supporting schedules, analyses, working papers and other documentation with respect to such Protest Notice. Except for such items that are specifically disputed in the Protest Notice, the amounts set forth on the Closing Statement shall be final. The failure of Seller to deliver such Protest Notice within the prescribed time period will constitute Seller’s irrevocable acceptance of the Closing Statement prepared and delivered by Buyer. If Seller delivers a Protest Notice within the prescribed time period, then Seller and Buyer will use reasonable efforts to resolve any disagreements as to the computation of the Closing Date Cash, Closing Adjusted Net Working Capital, Closing Indebtedness, Closing Sale Transaction Expenses and the Closing Purchase Price, within thirty (30) days after delivery of such Protest Notice and, to the extent any disagreements as to the items set forth in the Protest Notice are so resolved in writing, the Closing Statement, as revised in writing to incorporate such changes as have been agreed to by the Parties, shall be final, conclusive and binding upon the Parties.
(ii)Resolution of Protest. If Buyer and Seller are unable to resolve any disagreement with respect to any item set forth in the Protest Notice (the “Unresolved Items”), within thirty (30) days following the delivery of any Protest Notice, then either Buyer or Seller may refer the Unresolved Items to the Independent Accountant. Buyer and Seller will jointly retain the Independent Accountant and direct it to render a written report resolving the Unresolved Items not later than forty-five (45) days after acceptance of its retention. Seller and Buyer shall each submit to the Independent Accountant (and concurrently to the other Party) a binder setting forth their respective computations of the Unresolved Items and specific information, evidence and support for their respective positions as to the Unresolved Items. Neither Seller nor Buyer shall have or conduct any communication, either written or oral, with the Independent Accountant without the other Party either being present or receiving a concurrent copy of any written communication. Seller and Buyer, and their respective Representatives, shall cooperate fully with the Independent Accountant during its engagement and respond on a timely basis to all reasonable requests for information or access to documents or personnel made by the Independent Accountant, all with the intent to fairly and in good faith resolve the Unresolved Items, as promptly as reasonably practicable. The Independent Accountant shall conduct its review, resolve the Unresolved Items and, to the extent necessary, compute the Closing Cash, Closing Adjusted Net Working Capital, Closing Indebtedness, Closing Sale Transaction Expenses and the Closing Purchase Price, based solely on the binders submitted by Seller and Buyer (not by independent review). In resolving any Unresolved Item, the Independent Accountant (A) may not assign a value to any particular item greater than the greatest value for such item claimed by either Seller or Buyer, or less than the lowest value for such item claimed by either Seller or Buyer, in each case as presented to the Independent Accountant, (B) shall be bound by the principles set forth in this Section 2.2, including the Adjusted Net Working Capital, (C) shall limit its review to matters specifically set forth in the Protest Notice and determining whether the Unresolved Items were calculated in accordance with the terms of this Agreement and shall not otherwise investigate matters independently and (D) shall disregard any settlement proposal or negotiation materials exchanged between Buyer and Seller with respect to the Unresolved Items following delivery of the Protest Notice. The fees and expenses of the Independent Accountant shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, based upon inverse proportion of the disputed amounts resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses), as determined by the Independent Accountant and set forth in the report of such Independent Accountant; provided, that, initially, any retainer charged by the Independent Accountant shall be shared equally between Buyer, on the one hand, and Seller, on the other hand (subject to reconciliation in connection with and pursuant to the foregoing provisions relating to apportionment of Independent Accountant fees and expenses).
(iii)Final Determination. Notwithstanding anything to the contrary in this Agreement, any disputes raised in the Protest Notice regarding any amount shown in the Closing Statement shall be resolved solely and exclusively as set forth in this Section 2.2(b). The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the Parties and shall not be subject to collateral attack for any reason, other than fraud or clear and manifest error. The Parties shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction.
(c)Adjustment to Estimated Purchase Price. Within five (5) Business Days after the final determination of the Closing Purchase Price pursuant to Section 2.2(b), the Estimated Purchase Price shall be subject to adjustment, on a dollar-for-dollar basis, and be due and payable as follows:
(i)if the Closing Purchase Price as finally determined pursuant to Section 2.2(b) is less than the Estimated Purchase Price (such difference, the “Estimated Purchase Price Excess”), then within five (5) Business Days of such final determination, Seller Parties shall jointly and severally pay to Buyer all of such difference by wire transfer of immediately available funds to the bank account(s) specified in writing by Buyer; and
(ii)if the Closing Purchase Price as finally determined pursuant to Section 2.2(b) is greater than the Estimated Purchase Price (the “Estimated Purchase Price Shortfall”) then within five (5) Business Days of such final determination, Buyer shall pay or cause to be paid such Estimated Purchase Price Shortfall to Seller, by wire transfer of immediately available funds to the bank account(s) specified in writing by Seller.

(iii)The Parties shall treat any payment made under this Section 2.2(c) as an adjustment to the Purchase Price for Tax purposes, unless a final “determination” (as that term is defined for purposes of Section 1313 of the Code) is made to the contrary.
Section 2.3    Tax Withholding. Notwithstanding any other provision in this Agreement, Buyer, the Company, and any of their Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payments made pursuant to this Agreement such Taxes as are required to be deducted or withheld under the Code or any applicable provision of state, local or non U.S. Tax law and instead shall pay such amounts to the applicable Taxing Authority; provided, that in the event that Buyer, the Company, or any of their Affiliates intends to deduct and withhold pursuant to the foregoing (excluding withholdings and deductions on payments under the Employment Agreements), Buyer shall first notify Seller of their intent and provide an explanation of the Tax Law requirement for such deduction and withholding, and give Seller an opportunity to mitigate such deduction and withholding. To the extent that amounts are so deducted or withheld in accordance with the provisions of this Section 2.3 and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO THE SELLER PARTIES
The Seller Parties jointly and severally represent and warrant to Buyer with respect to the matters specified in this Article III as follows:
Section 3.1    Organization and Status. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full power and authority to own, lease or otherwise hold its properties and to conduct its business as it is currently being conducted.
Section 3.2     Power, Validity and Enforceability; Subsidiaries. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the Contemplated Transactions. Principal is an adult individual, sui juris, having the full power and legal capacity to enter into this Agreement and the Other Agreements to which he is a party and to perform his obligations hereunder and thereunder, none of which violate any Contract (including any trust agreement or related document) to which Principal is a party or by which any of Principal’s assets are bound or otherwise affected. Lanci Holdings has full corporate power and authority, and has taken all requisite actions necessary, to enter into this Agreement and any Other Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Seller Party, and the Other Agreements to which such Seller Party is a party have been, or will be at the Closing, duly executed and delivered by such Seller Party. This Agreement and such Other Agreements to which each Seller Party is or will be a party constitute or will constitute legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 3.3    Title to Interests. Seller has good and marketable title to the Interests, free and clear of all Liens (except as imposed by applicable securities laws). Upon the completion of the Contemplated Transactions as provided for in this Agreement, Buyer will acquire good, valid and marketable title to the Interests, free and clear of all Liens. No Person, other than Seller, owns any Interests or equity interests in any Company or has any rights to purchase or otherwise acquire any Equity Interest of any kind in any Company, and without limiting the foregoing, there are no options, warrants or other rights of any Person to purchase or otherwise acquire any of the Equity Interests of the Company. Lanci Holdings is the sole owner of one hundred percent (100%) of the Equity Interests of Seller, free and clear of all Liens, and there are no options, warrants or other rights to purchase or acquire any Equity Interests of Seller. The Trusts are the sole owners of one hundred percent (100%) of the issued and outstanding capital stock of the Lanci Holdings, free and clear of all Liens, and there are no options, warrants or other rights of any Person to purchase or otherwise acquire any of the Equity Interests of Lanci Holdings.
Section 3.4    No Conflict. Neither the execution and delivery of this Agreement or the Other Agreements by any Seller Party, nor the performance by such Seller Party of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) (a) violate, conflict with or constitute a default under the Organizational Documents of any Seller Party, (b) violate, conflict with or result in a breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any Contract to which any Seller Party is a party, or give to any other Person any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with regard to such Seller Party or any of its assets, or result in, require or permit the creation or imposition of any Lien of any nature upon or with regard to such Seller Party or any of its assets, (c) conflict with or violate any Laws applicable to any Seller Party or by which any of its assets are bound, or (d) result in the creation of any Lien upon any property or right of such Seller Party pursuant to, any pre-nuptial agreement, divorce settlement, trust of any kind or other contract, agreement, license, permit or other instrument to which such Seller Party is a party or by which such Seller Party or any of such Seller Party’s properties, assets or rights may be bound, affected or benefited.
Section 3.5     Consent. Neither the execution and delivery of this Agreement or the Other Agreements, nor the performance by any Seller Party of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) require any Consent under any of the terms, conditions or provisions of any Contract to which such Seller Party is a party. No Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by any Seller Party in connection with the execution, delivery and performance by such Seller Party of this Agreement and the Other Agreements to which Seller Party is a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.6     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller Party.
Section 3.7    Litigation. There are no suits, actions, proceedings, investigations, claims or orders pending or threatened against any Seller Party that would give any Person the right to enjoin or rescind the Contemplated Transactions or otherwise prevent such Seller Party from complying with the terms of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES WITH
RESPECT TO THE COMPANIES
The Seller Parties jointly and severally hereby represent and warrant to Buyer with respect to the matters specified in this Article IV as follows:
Section 4.1     Organization and Qualification.
(a)Each Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Each Company has the requisite limited liability company power and authority to conduct the Business as it is now being conducted, to own and lease the assets which it owns and leases and to perform all of its obligations under each Contract by which it is bound. Each Company is duly qualified to conduct its business as a foreign limited liability company and is in good standing under the Laws of the jurisdictions listed on Schedule 4.1(a), which are all of the jurisdictions where the nature of the Business or the ownership or leasing of such Company’s assets and property requires such qualification except where such failure to so qualify would not have a material adverse effect on the Companies. Set forth on Schedule 4.1(a) are all the names (i.e., “trading” or “doing business as” names) under which either Company is currently or has in the prior three (3) years conducted the Business.
(b)Except as set forth on Schedule 4.1(b), neither Company has any Subsidiaries.
Section 4.2    Authorization; Enforceability. Each Company has the requisite limited liability company and authority to execute and deliver this Agreement and the Other Agreements to which it is or will be a party, to perform its obligations under this Agreement and the Other Agreements to which it is or will be a party, and to consummate the Contemplated Transactions. This Agreement and the Other Agreements to which each Company is or will be a party have been, or will be at the Closing, duly executed and delivered by such Company, and constitute the legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 4.3    Organizational Documents. Each Company has made available to Buyer copies of such Company’s Organizational Documents, and all such copies are complete and correct in all material respects as of the Closing Date. Schedule 4.3 contains a complete and correct list of the managers and officers of each Company. Neither Company is in default under or in violation of any provision of its Organizational Documents.
Section 4.4    Capitalization. Schedule 4.4 lists the only record and beneficial holders of the Interests. Other than the Interests, there are no issued or outstanding Equity Interests of any Company of any kind. Except as set forth on Schedule 4.4, there are no voting trusts, proxies, or other agreements or understandings with respect to the Interests. The Interests have been duly authorized and at the time of issuance were validly issued, fully paid and non-assessable and issued in compliance with all applicable Federal and state securities Laws, and are not subject to, issued or held in material violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, equity holders’ agreement, voting agreement or any similar right under Law or the Organizational Documents of either Company. Except as set forth on Schedule 4.4, (i) there are no Contracts relating to the issuance, sale, transfer or voting of any Equity Interests or other securities of each Company, including any options, warrants or other rights of any Person to purchase or otherwise acquire any Equity Interests of either Company, and (ii) there is no obligation, contingent or otherwise, of any Company to issue, repurchase, redeem or otherwise acquire any of its Equity Interests or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person.
Section 4.5    No Violation. Except as set forth on Schedule 4.5 and subject to the receipt of the Consents identified in Section 6.2(e), neither the execution and delivery of this Agreement or the Other Agreements, nor the performance by either Company, or any Seller Party of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) (a) violate, conflict with or constitute a default under the Organizational Documents of either Company, (b) violate, conflict with or result in a breach of, constitute a material default under, give rise to any right of termination, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any Company Leases or any Material Contract or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with regard to either Company or any of its assets, or result in, require or permit the creation or imposition of any Lien of any nature upon or with regard to either Company or any of its assets, or (c) conflict with or violate any Laws applicable to either Company or by which any of its assets are bound or any of the Licenses and Permits held by either Company.
Section 4.6    Consents.
(a)Third Party Consents. Except as set forth on Schedule 4.6(a), neither the execution and delivery of this Agreement or the Other Agreements by any Seller Party, nor the performance by any Seller Party of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) require the Consent of any Person under any of the terms, conditions or provisions of any Contract to which either Company is a party or by which any of its assets are bound (collectively, the “Third Party Consents”).

(b)Governmental Consents. Except for (i) Consents listed on Schedule 4.6(b), and (ii) any other filings listed on Schedule 4.6(b), no Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority (collectively, the “Governmental Consents”) is required to be made or obtained by either Company in connection with the execution, delivery and performance of this Agreement and the Other Agreements and the consummation of the Contemplated Transactions.
Section 4.7    Financial Statements.
(a)Attached as Schedule 4.7(a) hereto are complete and correct copies of (i) the audited balance sheet of NexDine as of December 31, 2024 and December 31, 2025, and the internally prepared balance sheet of Xendella as of December 31, 2024 and December 31, 2025 (collectively, the “Annual Balance Sheets”), and (ii) the audited statements of income, statement of owner’s equity and statement of cash flows of NexDine for the fiscal years ended December 31, 2024 and December 31, 2025, respectively, and the internally prepared statements of income, statement of owner’s equity and statement of cash flows of Xendella for the fiscal years ended December 31, 2024 and December 31, 2025, respectively (collectively, with the Annual Balance Sheets, the “Annual Financial Statements”).
(b)Attached as Schedule 4.7(b) hereto are complete and correct copies of the unaudited balance sheet of each Company as of August 31, 2026 (the “Latest Balance Sheet”), and the related unaudited statement of income, statement of shareholders’ equity and statement of cash flows of each Company for the eight (8) month period ended August 31, 2026 (collectively, with the Latest Balance Sheet, the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”).
(c)Except as set forth on Schedule 4.7(c), the Financial Statements have been based upon and are consistent with the information contained in each Company’s records and fairly present in all material respects the financial condition of each Company, as of the dates thereof, and the cash flows and results of operations of each Company for the periods related thereto, in accordance with GAAP (except that the Interim Financial Statements lack the footnote disclosure and other presentation items, and are subject to normal year-end adjustments otherwise required by GAAP, none of which are material either individually or in the aggregate). Each Company maintains systems of internal accounting controls that provide reasonable assurances that: (i) transactions pertaining to such Company are executed in accordance with management’s general or specific authorization; and (ii) transactions pertaining to such Company are recorded as necessary to permit the preparation of financial statements in conformity with GAAP.
(d)No financial statements of any other Person are required by GAAP to be included in the Financial Statements. The financial books and records, and the accounts, of each Company used to prepare the Financial Statements: (i) have been maintained in accordance with GAAP, (ii) are stated in reasonable detail and reflect the transactions of each Company in all material respects, and (iii) constitute the basis for the Financial Statements. The Financial Statements reflect all Liabilities of each Company as of the dates thereof required to be disclosed or reflected in accordance with GAAP except as provided in subsection (f) below

(e)Except as set forth on Schedule 4.7(e), neither Company has received any loans, grants or other form of support under the CARES Act or any other program established by any Governmental Authority in response to COVID-19.
(f)Neither Company has any Liability except for Liabilities (i) that are accrued for or reserved against in the Latest Balance Sheets, or (ii) that have arisen since the date of the Latest Balance Sheets in the Ordinary Course of Business (none of which results from, arises out of, or relates to, any breach of any Contract, breach of warranty, tort, infringement, Legal Proceeding or violation of Law).
Section 4.8    Accounts Receivable. Except as set forth on Schedule 4.8, all Accounts Receivable of the Company Group represent valid, bona fide obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable are, current and collectible net of the reserves therefor shown on the Financial Statements (which reserves are adequate and calculated in accordance with GAAP). There is no contest, claim or right of set-off in any Contract with any maker of an Account Receivable relating to the amount or validity of such Account Receivable. The foregoing representation shall not be deemed a guarantee of collection and the failure of Buyer subsequent to the Closing to collect any Accounts Receivable shall not by itself be deemed to be breach of this representation and warranty.
Section 4.9    Absence of Certain Changes. Since the date of the Latest Balance Sheet through the date of hereof, each Company has conducted the Business, in the Ordinary Course of Business, and since the date of the Latest Balance Sheet through the Closing Date, there has been no Material Adverse Effect, nor, has any event occurred that could result in a Material Adverse Effect. Except as set forth on Schedule 4.9, since the date of the Latest Balance Sheet through the Closing Date, there has not been, nor has any Company committed to, any:
(a)material borrowings or Indebtedness, other than borrowings or Indebtedness incurred in the Ordinary Course of Business not involving more than One Hundred Thousand Dollars ($100,000.00) in the aggregate;
(b)mortgages or pledges of any of its properties or assets, other than Permitted Liens;
(c)sale, assignment, transfer, lease or license (other than licenses to customers in the Ordinary Course of Business) of its Intellectual Property;
(d)incident of damage, destruction or loss of any of its assets, whether or not covered by insurance, having a replacement cost or fair market value in excess of One Hundred Thousand Dollars ($100,000.00);
(e)execution, amendment, cancellation, or termination of any Material Contract, or the release or waiver of any rights thereunder, except in the Ordinary Course of Business;
(f)voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release, assignment, conveyance, lease or other disposition of any kind of any right, power, claim, debt, or asset (having a replacement cost or fair market value in excess of Fifty Thousand

Dollars ($50,000.00) in the aggregate) except the sale of inventory in the Ordinary Course of Business, or incurrence or imposition of any Lien on any asset, except for Permitted Liens;
(g)loan, guarantee or advance to any Affiliates or Representatives of any Company or, other than current liabilities incurred and obligations under Contracts entered into in the Ordinary Course of Business, any other Person, or any discharge or satisfaction of any Lien except in the Ordinary Course of Business;
(h)declaration, setting aside, or payment of any dividend or other distribution (other than tax distributions in the Ordinary Course of Business) in respect of any Equity Interests of any Company, or any direct or indirect redemption, purchase, or other acquisition of such Equity Interests;
(i)issuance of any notes, bonds, or other debt securities or any Equity Interests or securities convertible into, or exchangeable for, any Equity Interests, or any synthetic securities;
(j)cancellation, waiver or release of any debts, rights or claims except in the Ordinary Course of Business, or write-down or write-off of the value of any assets of any Company except for write downs and write-offs in the Ordinary Course of Business;
(k)change in the accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by any Company;
(l)amendment of any Organizational Documents or any action with respect to any such amendment, or any reorganization, liquidation or dissolution of, any Company;
(m)material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, inventory reserves for obsolescence, slow-moving or similar inventory reserves, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits;
(n)settlement by any Company of any litigation or proceeding as a result of which the amounts payable by any Company exceed or would reasonably be expected to exceed Seventy-Five Thousand Dollars ($75,000.00), or that may result in any non-monetary restrictions imposed on any Company (other than a mutual release of claims);
(o)adoption, amendment or termination of any Employee Plan or increase in the benefits provided under any Employee Plan;
(p)increase in any manner of compensation or benefits payable or to become payable to any Business Employee (except for increases in the compensation of employees earning less than One Hundred Thousand Dollars ($100,000.00) per year in the Ordinary Course of Business), or entry into (or amendment of) any employment, severance, or similar agreement with any Representative of any Company;

(q)(i) settlement or compromise of any Tax liability; (ii) making, change or rescission of any Tax election; (iii) surrender of any right in respect of Taxes; (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or (v) amendment of any Tax Return; or
(r)agreement, whether written or oral, by any Company to do any of the foregoing.
Section 4.10    Taxes. Except as set forth on Schedule 4.10:
(a)Each Company has timely filed, or will timely file (taking into account available extensions of time to file), all Federal income and other material Tax Returns required to be filed by it through the Closing Date and through the Closing Date, with the appropriate Taxing Authority. Each such Tax Return is complete and correct in all material respects and correctly reflects in all material respects the applicable Taxes due from such Company. Each Company has timely paid and discharged all Taxes shown as due on such Tax Returns (except such Taxes, if any, as are being contested in good faith) and has withheld, collected and paid over to the appropriate Taxing Authority, or is properly holding for such payment, all Taxes required by Law to be withheld or collected with respect to that Company. The unpaid Taxes of each Company (i) did not, as of the date of the Latest Balance Sheet, exceed the reserves for Tax Liability set forth on the face of the Latest Balance Sheet, and (ii) will not exceed the reserve described in clause (i) as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of such Company in filing its Tax Returns. Since the date of the Latest Balance Sheet, no Company has incurred any Liability for Taxes arising from extraordinary gains or losses or transactions outside the Ordinary Course of Business (other than with respect to the transactions contemplated by this Agreement and the Other Agreements).
(b)No Company is a party to any Tax allocation, Tax indemnification, Tax gross-up, or Tax sharing agreement or arrangement.
(c)No Company is now or has ever been (i) a member of an “affiliated group” within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) filing a consolidated Federal income Tax Return with any other Person (other than Lanci Holdings or its related entities), or (iii) liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law or as transferee or otherwise except a group of which a Company Group Member was parent.
(d)No Company has been notified in writing that it is currently under audit by any Taxing Authority or that any Taxing Authority intends to conduct such an audit, and no action, suit, investigation, claim or assessment is pending or, to the Seller’s Knowledge, proposed with respect to any alleged deficiency in Taxes. Except as and to the extent shown on Schedule 4.10, all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority have been fully paid or resolved, and there are no other unpaid deficiencies asserted or assessments made by any Taxing Authority against any Company.
(e)No Company has, and neither Lanci Holdings nor Seller has on behalf of any Company, (i) waived any statute of limitations in respect of any Taxes, (ii) agreed to any extension of time with respect to any Tax assessment or deficiency, or (iii) executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of foreign, state or local law.
(f)Complete and correct copies of all Federal and state Tax Returns filed by each Company for the taxable periods beginning on or after January 1, 2021, and all examination reports, statements of deficiencies and communications between the Company or any of its Representatives and any Taxing Authority relating to Taxes for taxable periods beginning on or after January 1, 2021, have been made available to Buyer.
(g)No written claim has ever been made by any Taxing Authority in a jurisdiction where any Company files Tax Returns, claiming that any Company is or may be subject to taxation by that jurisdiction.
(h)There are no Liens other than Permitted Liens relating to any Taxes existing, or the Seller’s Knowledge, threatened or pending with regard to any of the assets and properties of any Company.
(i)No Company has participated in a reportable transaction (including a “listed transaction” or “transaction of interest”) subject to Section 6707A(c)(1) of the Code or Section 1.6011-4(a) of the Treasury Regulations or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a “tax avoidance transaction,” “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations and identified by notice, regulation, or other form of published guidance.
(j)Since its incorporation, Lanci Holdings has been taxed as an S corporation within the meaning of Section 1361(a)(1) of the Code for federal and applicable state income tax purposes; provided however that Lanci Holdings is treated as a C corporation for New York and New Jersey income tax purposes. Xendella has been disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) since its formation for federal and applicable state income tax purposes. From its date of incorporation until December 31, 2015, NexDine was taxed as a partnership. On January 1, 2016, NexDine was classified as an S corporation within the meaning of Section 1361(a)(1) of the Code for federal and applicable state income tax purposes; provided however that NexDine was treated as a C corporation for New York and New Jersey income tax purposes. From December 23, 2021, until December 31, 2021, NexDine was classified as a qualified subchapter S subsidiary within the meaning of 1361(b)(3)(B) of the Code for federal and applicable state income tax purposes. Since January 1, 2022, NexDine has been disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii)
(k)All income Tax information, returns or reports, including Forms 1099, W-2, 1094 and 1095 (and foreign state and local equivalents) that are required to have been filed or provided to any Governmental Authority with respect to any Company has been timely filed and accurately filed and all information required to be included on such returns or reports has been accurately reported.
(l)No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of foreign, state or local Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) as a result of any intercompany transactions or any excess loss account described in Treasury Regulation Sec. 1.1502-19 (or any similar provision of foreign, state or local Law), (iii) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) as a result of any prepaid amount received on or prior to the Measurement Time, (v) as a result of or pursuant to a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Income Tax law) executed on or prior to the Closing Date, (vi) as a result of any income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Code Section 957) on or before the Closing Date, (vii) as a result of any election described in Code Section 108(i) (or any corresponding or similar provision of state, local, or foreign Tax Law), or (viii)  as result of a debt instrument held by either Company on or before the Closing Date that was acquired with “original issue discount” as defined in Code Section 1273(a) or “market discount” as defined in Code Section 1278 or is subject to the rules set forth in Code Section 1276. No Company is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.
(m)No Company has (and neither Lanci Holdings nor Seller has on behalf of such Company) requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that would reasonably be expected to adversely impact the amount of Tax due from the Buyer or its Affiliates (including following the Closing, for the avoidance of doubt, any Company) after the Closing Date.
(n)No Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the Closing Date.
(o)Neither Seller nor any Company is a foreign person within the meaning of Section 1445 of the Code.
(p)To the Seller’s Knowledge, no Company has, nor has it ever had, a “permanent establishment” in any country, as such term is defined in any applicable Tax treaty or convention, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of any country, other than the country under which such Company is legally formed.
(q)No Company has (and neither Lanci Holdings nor Seller has on behalf of such Company) deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).
(r)No Company is a party to any Contract or plan that has resulted or would be expected to result, separately or in the aggregate, in the payment in connection with the completion of the Contemplated Transactions of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

(s)No Company is a beneficiary of any Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.
(t)Except as set forth on Schedule 4.10(t): (i) since March 1, 2020, no Company has elected to defer any Taxes payable by it pursuant to Section 2302 of the CARES Act, and all Taxes payable by either Company which have been so deferred have been properly accrued for and are reflected on the Latest Balance Sheet; and (ii) no Company has claimed any “qualified wages” under Section 2301 of the CARES Act or deferred withholding of any employee Taxes pursuant to the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020, or otherwise.
(u)Any election pursuant to Section 83(b) of the Code was timely and properly filed in connection with any transfer described in Section 83(a) of the Code of any equity interest in either Company subject to a “substantial risk of forfeiture” (as defined in Section 83 of the Code and the Treasury Regulations promulgated thereunder) at the time of such transfer and the Acquired Group has a copy of each such election.
(v)No Company owns any assets that is subject to the anti-churning rules of Section 197(f)(9) of the Code.
(w)Copies of all outstanding powers of attorney authorizing anyone to act on behalf of either Company in connection with any tax or Legal Proceeding relating to any Tax have been provided to Buyer.
Section 4.11    Material Contracts. Except as listed or described on Schedule 4.11, as of the Closing Date, neither Company is a party to or bound by any Contract of a type described below (such Contracts that are required to be listed on Schedule 4.11 are herein referred to as “Material Contracts”):
(a)any consulting agreement or employment agreement or an agreement with any independent contractor that provides for annual compensation exceeding One Hundred Thousand Dollars ($100,000.00) per year which is not terminable at will without Liability to any Company;
(b)any Contract with any Person required to be listed on Schedule 4.23(a) or (b);
(c)any Contract with any independent sales representative or distributor;
(d)any Contract with any vendor relating to any vendor rebate program;
(e)any Contract that restricts the right of any Company to engage in any line of business, compete with any Person, solicit any customers, suppliers, employees or contractors of any other Person, or sell or purchase any product;
(f)Any Contract containing any earn-out or other contingent payments;

(g)any Contract relating to the acquisition or disposition, directly or indirectly, of any material business, real property or other assets, or the Equity Interests of any other Person;
(h)any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, letters of credit, advances, and agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;
(i)any Contract granting any Person a Lien on all or any material part of the Assets of any Company, other than Permitted Liens;
(j)any Contract or group of related Contracts with any Affiliate or group of Affiliates of any Company;
(k)any lease, license, rental or occupancy agreement, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, licensing of, title to, use of, or any leasehold or other interest in, any real or personal property, including Company Intellectual Property;
(l)any Contract regarding the development, improvement, enhancement, modification, appropriation or the non-disclosure of any Company Intellectual Property;
(m)any written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by any Company;
(n)any Contract that provides for the assumption or indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(o)any joint venture, partnership or similar Contracts;
(p)all powers of attorney with respect to any Company;
(q)each Contract with a Governmental Authority; and
(r)any amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing.
Seller has made available to Buyer a complete and correct copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Except as set forth on Schedule 4.11, (i) each Material Contract is valid, binding, in full force and effect, and enforceable by the applicable Company party thereto, against the other parties thereto in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions (ii) neither Company is in material breach or default under any of the Material Contracts, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a material breach or default by any Company thereunder, (iii) no Company has waived any material rights under any of the Material Contracts or modified any material terms thereof, and (iv) no other party to any Material Contract is in material breach or default in any respect thereunder, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a material breach or default by such other party thereunder.
Section 4.12    Real Property.
(a)Neither Company owns any Real Property.
(b)Schedule 4.12(b) indicates the address and the owner of any Real Property leased by any Company (the “Leased Real Property”). The Seller has made available to Buyer a complete and correct copy of each Lease related to the Leased Real Property (the “Company Leases”), all of which are identified on Schedule 4.12(b).
Section 4.13    Personal Property.
(a)Except as set forth on Schedule 4.13(a), each Company has good and marketable title to, a valid leasehold interest in, or a valid license to use, all assets of such Company reflected as owned by it on the Latest Balance Sheets, free and clear of any Liens, other than Permitted Liens.
(b)Except as set forth on Schedule 4.13(b), all assets of each Company (i) are in the possession of, and under the control of, such Company and(ii) are in adequate working condition and repair, ordinary wear and tear excepted for the purposes for which they are being used.
Section 4.14    Intellectual Property; Data Privacy and Security. Schedule 4.14 sets forth a complete and correct list of all Intellectual Property owned by the Company Group used in the operation of the Business, other than Intellectual Property consisting of “shrink-wrap” and similar commercially available end-user licenses (collectively, the “Company Intellectual Property”). For each item of Company Intellectual Property, Schedule 4.14 sets forth the registration, patent, serial and/or application number, if any, and the Governmental Authority or other entity with which any such application has been filed and/or which has issued, reissued and/or renewed any such patent or registration. Except as set forth on Schedule 4.14:
(a)each Company owns all right, title and interest in or has a valid license to use, the Company Intellectual Property owned by it, free and clear of all Liens;
(b)all patents, domain names, registered trademarks and registered copyrights and applications to register trademarks and copyrights set forth on Schedule 4.14 are in full force and effect as of the Closing Date, all renewal and other maintenance filings and fees due as of or within the twelve (12) months that follow the execution of this Agreement with respect thereto have been made and paid, and all such Intellectual Property rights are to the Knowledge of the Seller, valid and enforceable in all material respects ;
(c)no licensing fees, royalties or payments are due and payable in connection with the Company Group’s use of any Intellectual Property other than licensing fees, royalties or payments due or payable in the Ordinary Course of Business;

(d)the Company Group has complied in all material respects with Data Privacy Laws applicable to each Company’s actual operations relating to the collection, use, storage, disclosure, transmission and protection of Personal Information. The Company Group has implemented and maintained administrative, technical and physical safeguards designed to protect Personal Information and Company Group systems from unauthorized access, acquisition, disclosure, alteration, destruction or use. During the past three (3) years, there has been no material security incident that has resulted in any legal obligation to provide notice to any Governmental Authority or affected individual Person under any Data Privacy Laws applicable to the Company Group. For purposes of this representation, a “material security incident” means an incident that resulted in actual unauthorized access to, acquisition of, or disclosure of Personal Information or Protected Health Information that caused material harm to affected individuals.
Section 4.15    Insurance Policies.
(a)The Company Group has made available to Buyer complete and correct copies of all policies and binders of insurance in effect as of the Closing Date (each of which are listed on Schedule 4.15), including property, general liability, casualty, product liability, life, health, accident, workers’ compensation, disability insurance, bonding arrangements and umbrella insurance policies, maintained as of the Closing Date by the Company Group (collectively, the “Insurance Policies”), together with descriptions of all “self-insurance” programs. As of the Closing Date, all Insurance Policies are in full force and effect for such amounts as are sufficient for requirements of Law and all Material Contracts to which any Company is a party or by which it is bound, and will not be affected by, terminate or lapse by reason of the Contemplated Transactions or the assignment of such Insurance Policies to Buyer hereunder. Except as set forth on Schedule 4.15, there have been no claims made under any Insurance Policies at any time during the three (3) year period prior to the Closing Date. Neither Company has received written notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by such Company regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the one year period prior to the Closing Date. During the three (3) year period prior to the Closing Date, neither Company has been refused any insurance, nor has its coverage been limited or suspended.
(b)All Insurance Policies are legal, valid, binding, enforceable, and in full force and effect as of the Closing Date, except as such enforceability may be limited by the General Enforceability Exceptions. Neither Company nor, to the Seller’s Knowledge, any other party to any Insurance Policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Seller’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under any Insurance Policy. To the Seller’s Knowledge, no party to any Insurance Policy has repudiated any provision thereof.
Section 4.16    Litigation. Except as set forth on Schedule 4.16, there are no suits, actions, proceedings, investigations, claims or orders (collectively, “Legal Proceedings”) pending or, to the Seller’s Knowledge, threatened against any Company, nor is any Company, subject to any judgment, order or decree of any Governmental Authority (nor have any of them been subject to such a judgment, order or decree in the past five (5) years). Schedule 4.16 sets forth a complete and correct list and description of all Legal Proceedings made, filed or otherwise initiated against any Company that are pending or have been resolved in the past three (3) years, and the resolution thereof.
Section 4.17    Compliance with Applicable Laws. During the five (5) year period prior to the Closing Date, each Company has complied in all material respects with all Laws applicable to it. During the five (5) year period prior to the Closing Date neither Company has received any written notice from any court, judicial authority or Governmental Authority asserting a failure, or possible failure, to comply in any material respect with any such applicable Laws, the subject of which notice has not been conclusively resolved as required thereby or otherwise to the satisfaction of the party sending such notice. To the Seller’s Knowledge, neither Company is under investigation with respect to violations of any such Laws.
Section 4.18    Employee Benefit Plans.
(a)Schedule 4.18(a) sets forth a complete and correct list of: (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA; (ii) all other retention, severance, vacation, paid time off, fringe benefit, bonus, incentive, unit option, restricted units, unit bonus, deferred bonus, salary reduction, change-of-control, employment, consulting, salary continuation, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind; and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, consultants, or independent contractors of the Company Group, or any ERISA Affiliate or that are sponsored or maintained by any Company, or any ERISA Affiliate or with respect to which any Company, or any ERISA Affiliate has made or is required to make payments, transfers, or contributions or with respect to which any Company has or may have any Liability or obligation (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). No Employee Plan is maintained outside of the United States.
(b)The Company Group has made available to Buyer with respect to each Employee Plan, accurate, current and complete copies of each of the following: (i) where the Employee Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Employee Plan has not been reduced to writing, a written summary of all plan terms; (iii) where applicable, copies of any trust agreement or other funding arrangements, custodial agreements, insurance policies and contracts, administrative service agreements, adoption agreements, any investment management or investment advisory agreement and other similar agreements, each as now in effect; (iv) copies of the most recent summary plan description, summary of material modifications, summary annual report and employee handbooks; (v) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS, or, if applicable, the opinion letter from the IRS with respect to a preapproved prototype document; (vi) in the case of any Employee Plan for which a Form 5500 is required to be filed, a copy of the three (3) most recently filed Forms 5500, with schedules and financial statements attached; (vii) where applicable, actuarial, consulting or other reports related to any Employee Plan with respect to the three (3) most recently completed plan year; (viii) the three (3) most recent coverage and non-discrimination tests performed under the applicable sections of the Code with respect to any Employee Plan for which such tests are required under the Code; (ix) copies of any notices, communications, letters or other correspondence between any Company, and the IRS, U.S. Department of Labor or other Governmental Authority relating to any Employee Plan within the past two (2) years; and (x) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Buyer.
(c)(i) Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its tax-qualified status and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code and, to Seller’s Knowledge, no event has occurred since the date of any such determination which could reasonably be expected to give the IRS grounds to revoke such determination, (ii) all filings required by the Code or ERISA were made with respect to each Employee Plan and (iii) each Employee Plan has been established, administered, operated and maintained in all material respects in accordance with its terms and any related documents or agreements and in compliance with applicable Law including, without limitation, ERISA and the Code. With respect to each Employee Plan and to the Seller’s Knowledge, there have been no nonexempt “prohibited transactions,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any Liability or excise Tax under ERISA or the Code being imposed on any Company.
(d)Neither Company, nor any ERISA Affiliate maintains or is required to contribute to, either currently or at any time, any Employee Plan that (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code, (ii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210(a) of ERISA, (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) is subject to the funding requirements of Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (v) provides for payments or benefits, including, without limitation, medical, life insurance or other welfare type benefits, beyond termination of service or retirement other than as required by the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or under a similar state Law or other than death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code, or (vi) is a “defined benefit plan” as defined in Section 3(35) of ERISA, in each case, that would reasonable be expected to result in any Liability to either Company.
(e)All (i) insurance premiums required to be paid with respect to benefits, expenses, and other amounts due and payable under, and (ii) contributions, transfers, or payments required to be made to, any Employee Plan on or prior to the Closing Date have been paid, made or accrued on or prior to the Closing Date. There is no pending or, to the Seller’s Knowledge, threatened action, suit, assessment, proceeding, complaint, investigation, or claim of any kind in any court or government agency with respect to any Employee Plan, other than routine claims for benefits nor, to the Seller’s Knowledge, is there a basis for one.
(f)With respect to each group health plan benefiting any current or former employee of any Company or any ERISA Affiliate, such Company and any ERISA Affiliate has complied in all respects with the continuation coverage requirements of COBRA. Each Company and any ERISA Affiliate has complied in all respects with the applicable provisions of the Affordable Care Act of 2010 as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), including all provisions of the ACA applicable to the employees of either Company and any ERISA Affiliate, including the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time” employees that is “affordable” and provides “minimum value” (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations). For the avoidance of doubt and after January 1, 2015, each Company, and each ERISA Affiliate, has offered “minimum essential coverage” (as defined under Code Section 5000A(f)(1)(B)) to the employees of the Company Group and any ERISA Affiliate who are classified as “full-time employees” under Code Section 4980H and their dependents in accordance with such Code section and applicable regulations. Such minimum essential coverage has been “affordable” and has provided “minimum value” (each within the meaning of Code §36B(c)(2)(C) and §4980H(b) and related regulations). The Company and each ERISA Affiliate has complied in all material respects with applicable information reporting requirements under Code Sections 6055 and 6056 (and all applicable regulations) with respect to the employees of either Company and any ERISA Affiliate and any of their dependents.
(g)No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code). Except as set forth on Schedule 4.18(g), no Employee Plan provides health, medical, accident, life insurance or other “welfare-type” benefits that is not fully-insured by a third party insurance company that is not an Affiliate of the Company.
(h)Except as set forth on Schedule 4.18(h), the execution and performance of this Agreement will not, alone or in connection with any other event, (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any Company to any current or former director, manager, officer, employee or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any current or former director, manager, officer, employee or consultant (or dependents of such Persons) of any Company.
(i)Neither Company has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of its employees or former employees other than the Employee Plans, or to make any amendments to any of the Employee Plans, except any such amendments required to comply with applicable Law. Each Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person, subject to the terms or any applicable insurance contract and applicable law. No Employee Plan provides benefits to any individual who is not a current or former employee of either Company or the dependents or other beneficiaries of any such current or former employee.

(j)For purposes of the Employee Plans, all individuals who perform services for either Company have been classified correctly in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws, as employees or independent contractors, and neither Company has received written notice to the contrary from any Person or Governmental Authority. Except as set forth on Schedule 4.18(j), neither Company has used the services of workers provided by third party contract labor suppliers, temporary employees or “leased employees” (as that term is defined in Section 414(n) of the Code).
(k)Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code.
(l)Except as set forth on Schedule 4.18(l), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Contemplated Transactions by any employee, officer or director of any Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) (a “Section 280(G) Tax”). Neither Company has any obligation to provide any tax gross-up, tax equalization, or other similar Tax-related payment or benefit, including without limitation, with respect to any taxes arising under Section 409A, Section 280G or Section 4999 of the Code.
(m)Except as set forth on Schedule 4.18(m), each Employee Plan can be amended or terminated without Liability to any Company, other than routine administrative expenses and benefits accrued through the date of such amendment or termination.
Section 4.19    Employees.
(a)Schedule 4.19(a) sets forth a list of all of the employees of each Company as of the Closing Date and the following information for each such employee: (i) such employee’s name and job title and his or her employer, (ii) such employee’s current rate of base compensation, (iii) any change in such employee’s compensation since December 31, 2025, (iv) such Person’s vacation accrued and service credited for purposes of vesting and eligibility to participate in the applicable Employee Plans, and (v) such employee’s exempt status classification, and full or part-time status. No employee identified on Schedule 4.22(a) who is paid annual compensation exceeding One Hundred Fifty Thousand Dollars ($150,000) per year has provided either Company with written notice of termination of employment.
(b)Except as set forth on Schedule 4.19(b), neither Company has incurred any Liability with respect to any payment, or obligation to make a payment, to any employees of any Company, arising out of the Contemplated Transactions. Schedule 4.19(b) sets forth an accurate list of all outstanding loans due and owing by any employees of any Company.
(c)Except as set forth on Schedule 4.19(c), and except as otherwise provided by applicable Laws, all employees of any Company are “employees at will.” Except for the obligations to make severance payments or other payments of compensation or benefits described on Schedule 4.19(c) neither Company will incur any Liability or obligation pursuant to any employment or severance Contracts in connection with the termination of any employee of any Company (other than payment of salary and accrued benefits to the date of termination).
Section 4.20    Affiliate Transactions; Relationships with Related Persons.
(a)Except as set forth on Schedule 4.20(a), other than as contemplated by this Agreement, neither Company nor any of its Affiliates, and/or Related Person, has any direct or indirect interest (other than an equity interest of less than five percent (5%) of a publicly held company) in any competitor, supplier or customer of the Company Group, or in any Person from whom or to whom the Company Group leases any Real Property or any other material assets, or in any other Person with whom the Company Group or has any business relationship. Except as set forth on Schedule 4.20(a), neither Company nor any of its Affiliates and/or Representatives currently provides credit enhancements, guaranties, assets or rights to use assets as collateral or any other assistance to facilitate or support transactions to which either Company is a party or the Business.
(b)Except as set forth in Schedule 4.20(b), (i) no Related Person of either Company has any interest in the Business or any of the Company Group’s properties or assets, (ii) no Related Person of any Company owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (A) had any business dealings or a financial interest in any transaction with the Business or (B) engaged in any business similar to the Business; and (iii) no Related Person of any Company is a party to any Material Contract (excluding at will employment arrangements) with either Company, or has any claim or right against either Company.
Section 4.21    Books and Records. Each Company has maintained its books and records in the Ordinary Course of Business. Each Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their assets in all material respects.
Section 4.22    Brokers. Except as set forth on Schedule 4.22, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Company.
Section 4.23    Customers; Suppliers.
(a)Schedule 4.23(a) sets forth a list of the ten (10) largest customers of each Company, as measured by the revenue therefrom, during each of the fiscal years ended December 31, 2024 and December 31, 2025, showing the total sales by such Company, to each customer during each such fiscal year. Except as set forth on Schedule 4.23(a), since the date of the Latest Balance Sheet, no customer listed on Schedule 4.23(a) has terminated its relationship with either Company, as applicable, or materially reduced or changed the pricing or other terms of its business with either Company, and no customer listed on Schedule 4.23(a) has notified either Company, or that it intends to, or has threatened to, terminate or materially reduce or change the pricing or other terms of its business with either Company.

(b)Schedule 4.23(b) sets forth a list of the ten (10) largest suppliers of each Company, as measured by the expenses paid to such vendors, during each of the fiscal years ended December 31, 2024 and December 31, 2025, showing the total consideration paid by such Company, to each supplier during each such fiscal year. Except as set forth on Schedule 4.23(b), since the date of the Latest Balance Sheet, no supplier listed on Schedule 4.23(b) has terminated its relationship with either Company or materially reduced or changed the pricing or other terms of its business with either Company and no supplier listed on Schedule 4.23(b) has notified either Company, that it intends to, or has threatened to, terminate or materially reduce or change the pricing or other terms of its business with either Company.
Section 4.24    Foreign Person. Neither Company nor any Seller Party, is a foreign person within the meaning of Section 1445 of the Code.
Section 4.25    Certain Payments and Practices. None of the Seller Parties, any Company or any director, executive, employee, agent, or representative of any Company, or any other Person acting on behalf of any Seller Party or any Company, has (a) directly or indirectly, used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenditures related to domestic or foreign political activity; (b) directly or indirectly, in breach of applicable law, used, given, offered, promised, or authorized the giving of any money, gifts, favors, entertainment or any other thing of value to any foreign government official, any employee of a foreign state-owned or controlled enterprise, any employee of a public international organization, any foreign political party, or any candidate for foreign political office for the purpose of influencing an act or decision of any such Person or inducing any such Person to use his or her influence or position to affect any government act or decision in order to obtain or retain business of any Company; (c) violated any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any comparable applicable anti-corruption law of any jurisdiction; (d) directly or indirectly, made any other payment in material violation of applicable law; (e) breached any applicable Law, made any payoff, influence payment, bribe, kickback, unlawful rebate, or off-the-books payment to any Person on behalf of any Company; (f) established or maintained any hidden, secret, or unrecorded fund or account of any nature on behalf of any Company; or (g) made any false or fictitious entry or failed to make any entry in any Company’s or books and records in violation of applicable law. Neither Company, nor any Seller Party employs foreign agents or representatives or directly import or export any products from or to any foreign countries.
Section 4.26    No Other Representations and Warranties. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, BEYOND THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN ARTICLES III AND IV, NO SELLER PARTY NOR ANY REPRESENTATIVE THEREOF HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE BUYER OR ANY REPRESENTATIVE OF THE BUYER WITH RESPECT TO THE BUSINESS, OR THE COMPANY GROUP OR THE FINANCIAL CONDITION, ASSETS, LIABILITIES OR OTHER MATTERS RELATING TO THE COMPANY GROUP OR ITS ASSETS OR THE BUSINESS, AND ALL SUCH OTHER REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OR STATEMENTS MADE OR INFORMATION COMMUNICATED (ORALLY OR IN WRITING), EXPRESS AND IMPLIED, AT LAW OR IN EQUITY, ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Buyer hereby represents and warrants to Seller as follows:
Section 5.1    Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and currently subsisting under the Laws of the Commonwealth of Pennsylvania.
Section 5.2    Authorization; Enforceability. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the Contemplated Transactions and the Other Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by Buyer, the Other Agreements to which Buyer is a party will be duly executed and delivered by Buyer at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.
Section 5.3    No Consents. Neither the execution and delivery of this Agreement or the Other Agreements, nor the performance by Buyer of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) require any Consent under any of the terms, conditions or provisions of any material Contract to which Buyer is a party or by which any of its assets are bound. No material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the Other Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.
Section 5.4    Litigation. There are no Legal Proceedings pending, or to Buyer’s Knowledge, threatened, against Buyer, nor is Buyer subject to any judgment, order or decree of any court, judicial authority or Governmental Authority that would (i) seek to prevent, delay or burden any of the Contemplated Transactions or (ii) the Seller’s ability to earn the Contingent Consideration.
Section 5.5    No Violation. Neither the execution and delivery of this Agreement or the Other Agreements to which it is a party, nor the performance by it of the transactions contemplated hereby or thereby will (a) constitute a default under the Organizational Documents of Buyer, or (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which Buyer is a party, or (c) conflict with or violate any Laws applicable to Buyer or by which any of its properties is bound.

Section 5.6    Brokers. Except as set forth in Schedule 5.6, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.
Section 5.7    No Outside Reliance. Buyer acknowledges that it has had the opportunity to conduct its due diligence investigation with respect to the Contemplated Transactions. Notwithstanding anything contained in this Article V or any other provision of this Agreement to the contrary, the Buyer acknowledges and agrees that neither the Seller Parties nor any of their respective Affiliates or Representatives has made or is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III and Article IV. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections, or other predictions that may be contained or referred to in any materials contained or posted in the Data Site or management presentations that have been provided to the Buyer or any of its Affiliates or Representatives, are not and will not be deemed to be representations or warranties of the Seller Parties, express or implied, and no representation or warranty, express or implied, is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement or any Other Agreement. Without limiting the generality of the foregoing, Buyer acknowledges and confirms that it is relying solely on the representations and warranties expressly set forth in Article III and Article IV and that, except for such representations and warranties expressly set forth in Article III and Article IV, Buyer has not relied on and is not relying on any information provided by the Seller Parties regarding the Company Group or the Contemplated Transactions not expressly set forth in this Agreement.
ARTICLE VI
CLOSING
Section 6.1    Closing. The closing of the transactions contemplated by this Agreement will take place by electronic means at 10:00 A.M. Eastern Time on the date hereof or such other time as agreed by the Parties, and shall be effective as of 12:01 A.M. Eastern Time on the date hereof (the “Closing”). Accordingly, for purposes hereof, the “Closing Date” shall be deemed to refer to the date upon which the Closing occurs. All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, executed and delivered, except, in each case, to the extent otherwise stated in this Agreement or any such other Transaction Document.
Section 6.2 Deliveries by Seller Parties. At the Closing, Seller Parties shall deliver or cause to be delivered to Buyer:
(a)Documents of Transfer. Duly executed assignments of the Interests, from Seller in favor of Buyer, in form and substance satisfactory to the parties, free and clear of all Liens;
(b)Employment Agreements. The separate Employment Agreements executed by each of David Lanci, Jeremy Tavares, Larry Abrams and Jarrett Franklin and NexDine (the “Employment Agreements”);

(c)Officer’s Certificate. A certificate of an authorized officer of each Company and Seller certifying (i) as to the incumbency and signatures of the officers of the Company and Seller executing this Agreement and the Other Agreements, (ii) that attached to such certificate are true and correct copies of the certificate of organization and operating agreement of such Company and Seller, (iii) that attached to such certificate are true and correct copies of resolutions duly adopted or consented to by the members of such Company and Seller, approving such Company’s and Seller’s execution and delivery of the Other Agreements to which it is a party and to the completion of all of the Contemplated Transactions, and (iv) that attached to such certificate is a good standing certificate for such Company issued by its state of formation or organization, and a good standing, subsistence or similar certificate, as appropriate, issued by the secretary of state of each jurisdiction in which such Company is qualified or authorized to do business as a foreign limited liability company, in each case dated as of a date that is within fifteen (15) Business Days of the Closing Date;
(d)Release of Liens. Evidence, satisfactory to Buyer in its sole discretion, that all Liens in or on any assets of any Company have been terminated and released, prior to, or effective as of, the Closing Date or will be released upon payment of the amounts set forth in the Payoff Letters;
(e)Third-Party Consents. The Third-Party Consents and Governmental Consents identified in Schedule 6.2(e), and all other certificates, instruments and documents to be delivered by Seller Parties pursuant to this Agreement or any of the Other Agreements;
(f)Payoff Letters. Payoff letters in a form acceptable to Buyer (the “Payoff Letters”) duly executed by each Person to whom Indebtedness is owed as of the Closing Date indicating that upon payment of the Payoff Amount specified in such Payoff Letter, all outstanding obligations of the applicable Company arising under or related to the such Indebtedness shall be repaid and extinguished in full and that upon receipt of such amount such Person shall release its Liens and other security interests in, and agree to deliver Uniform Commercial Code Termination Statements and such other documents or endorsements necessary to release of record its Liens and other security interest in, any assets of any Company;
(g)Escrow Agreement. The Escrow Agreement, executed by Seller and the Escrow Agent;
(h)W-9. Duly executed IRS Form W-9 executed by each Seller Party dated as of the Closing Date;
(i)Books and Records. The original corporate and/or limited liability company books and unit record books of each Company.
(j)EAU Plan Releases. Releases, in form and substance satisfactory to Buyer, executed by each participant in the EAU Plan identified on Schedule 6.2(j).
(k)Other Documents. Such other documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby.
Section 6.3    Deliveries by Buyer. Buyer will deliver or cause to be delivered to Seller:

(a)Closing Date Cash Payment. Payment of the Closing Date Cash Payment in accordance with Section 2.1 (inclusive of all payments included in the definition of Closing Date Cash Payment);
(b)Other Agreements. Executed counterparts of the Other Agreements to which Buyer is a party;
(c)Employment Agreements. The Employment Agreement, executed by Buyer;
(d)Escrow Agreement. The Escrow Agreement, executed by Buyer;
(e)Other Documents. Such other documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby.
ARTICLE VII
COVENANTS
Section 7.1    Non-Competition; Non-Solicitation; Confidentiality.
(a)Non-Disclosure of Confidential Information. None of the Seller Parties shall, directly or indirectly, disclose or use at any time (and shall cause their respective Affiliates and Representatives not to use or disclose) any Confidential Information (whether or not such information is or was developed by any of the Seller Parties), except to the extent that such disclosure or use is directly related to and required by the performance of Seller Parties’ duties to Buyer or either Company or as required by Law or as otherwise provided hereunder. Each Seller Party further agrees to take commercially reasonable steps, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any of the Seller Parties is required by Law to disclose any Confidential Information, such Seller Party shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate, at Buyer’s sole cost and expense, with Buyer’s reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable Law. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Seller or the Company Group or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes the following as they relate to the Seller or the Company Group and, in each case, to the extent the Seller or the Company Group obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the Company Group’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Confidential Information does not include such information which: (i) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of a Seller Party in violation of this Section 7.1(a); or (ii) is thereafter disclosed or furnished to a Seller Party by a third party who is not known by a Seller Party to have acquired the information under an obligation of confidentiality.
(b)Restrictive Covenants.
(i)For no additional consideration, each Seller Party covenants and agrees that such Seller Party will not, for a period of five (5) years following the Closing Date, directly or indirectly, for itself, his or herself, or on behalf of or in conjunction with any other Person:
(A)engage, as a director, manager, officer, owner, shareholder, partner, joint venturer or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative or referral source, in or otherwise support, any Person engaged in any Competitive Business in the Territory;
(B)solicit or attempt to induce (including by making any referral) any Person that is, or has been within one (1) year prior, a customer of any Company to terminate its customer relationship with the Company Group, or modify the terms and provisions of that relationship in any manner adverse to Buyer or any of its Affiliates (including any Company), or to obtain from or contract for products or services with any other Person engaged in a Competitive Business within the Territory; or
(C)solicit or attempt to induce any employee of Company Group to leave such employment, or either directly or indirectly hire or assist any other Person in hiring any such employee either as an employee, agent, representative, consultant, independent contractor or in a similar capacity; provided, that any general advertisement or solicitation not specifically directed to any employee or employees of any Company, and the hiring of any employee that responds to such advertisement or solicitation, shall not be deemed to be a violation of this Section 7.1(b)(i)(C).
(D)For purposes of this Section 7.1(i), “indirectly” includes any of the prohibited activities set forth in this Section 7.1(b) that are undertaken by any Person in which a Seller Party or any of Seller Party’s Affiliates beneficially owns or possesses a proprietary, seller, partnership or other interest in profits or equity, or of which such Seller Party or any of its Affiliates is a creditor or a director, officer, or employee, or for which such Seller Party or any such Affiliate acts as an agent or representative, or to which such Seller Party or such Affiliate provides consulting, professional, or advisory services.
(ii)Notwithstanding the foregoing, this Section 7.1(b) shall not be deemed to prohibit a Seller Party from acquiring, as a passive investor with no involvement in the operation of the business, not more than two percent (2%) of the capital stock of a Competitive Business the stock of which is publicly traded on a national securities exchange, automated quotation system or over-the-counter.
(c)Equitable Relief. Because of the difficulty of measuring economic losses to Buyer as a result of a breach of the foregoing covenants, because a breach of such covenant could diminish the value of the business of the Company Group being acquired pursuant to this

Agreement, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, each Seller Party agrees that the Buyer shall be entitled to seek to enforce the foregoing covenants by injunctions, restraining orders, and other equitable actions, without the necessity of posting a bond. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for any such breach, including the recovery of damages.
(d)Reasonable Restraint. It is agreed by the Parties that the foregoing covenants in this Section 7.1 are necessary in terms of time, activity, and territory to protect Buyer’s interest in the assets and business of the Company Group being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on each Seller Party in light of the activities and business and plans of such Party on the Closing Date.
(e)Severability; Reformation. The covenants in this Section 7.1 are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in this Section 7.1 are unreasonable and therefore unenforceable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent that the court deems reasonable and this Agreement shall thereby be reformed.
(f)Material and Independent Covenant. Each Seller Party acknowledges that such Seller Party’s covenants set forth in this Section 7.1 are material conditions to Buyer’s agreements to execute and deliver this Agreement and to consummate the Contemplated Transactions, and that Buyer would not have entered into this Agreement without such covenants. All of the covenants in this Section 7.1 shall be construed as an agreement independent of any other provision in this Agreement.
Section 7.2    Use of Name. The Seller Parties acknowledge and agree that upon the consummation of the transactions contemplated hereby, Buyer shall have the sole right to the use of the names “NexDine” or “Xendella” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Business Marks”). The Seller Parties shall not and shall cause their Affiliates not to use such name or any variation or simulation thereof or any of the Business Marks.
Section 7.3    Further Assurances. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request.
Section 7.4    Director and Officer Indemnification and Liability.
(a)Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, has been at any time prior to or who becomes prior to the Closing Date, an officer or director of any Company Group (the “Company Indemnified Parties”), as provided in the Companies’ Organizational Documents, or pursuant to any indemnification agreements in effect on the date hereof, shall survive for a period of six (6) years following the Closing Date and shall continue in full force and effect and be maintained by the Company Group and Buyer in accordance with their respective terms.
(b)In the event that Buyer, the Company Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company Group, as the case may be, shall assume all of the obligations set forth in this Section 7.4.
(c)The provisions of this Section 7.4 are (i) intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and their successors, assigns and heirs, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Company Indemnified Parties may have by contract or otherwise. This Section 7.4 may not be amended, altered or repealed after the Closing without the prior written consent of the affected Company Indemnified Parties.
(d)At or prior to the Closing, the Company Group has purchased and maintained in effect a fully prepaid “tail” policy under each Company’s existing director and officer, fiduciary, cyber, and employment practices liability insurance, each having an effective term of six (6) years from the Closing Date (the “Company Tail Policies”). The cost of the Company Tail Policies shall be paid 50% by Seller and 50% by Buyer.
Section 7.5    Closing EAU Payment Amount. Pursuant to Section 2.2(a), at the Closing, the Buyer shall wire the Closing EAU Payment Amount (inclusive of all discretionary bonuses and EAU Plan release payments) to NexDine. Promptly following the Closing, but in no event later than two (2) business days after the Closing, the Buyer will cause NexDine to direct deposit through payroll (subject to all applicable tax withholding) to the participants of the EAU Plan in the amounts set forth in Schedule 7.5 and NexDine will administer the payroll on Seller's behalf. Notwithstanding anything to the contrary, the Closing EAU Payment Amount (inclusive of all discretionary bonuses and EAU Plan release payments) shall be deemed to have been paid by Seller, and Seller shall be entitled deduct for tax purposes such amount.
Section 7.6    Retention Bonus Agreements. On or within ten (10) days of the Closing, NexDine will execute and deliver Retention Bonus Agreements, in substantially the same form as Exhibit D, to each of the participants of the EAU Plan (the "Retention Bonuses").

ARTICLE VIII
INTENTIONALLY DELETED
ARTICLE IX
INTENTIONALLY DELETED
ARTICLE X
INTENTIONALLY DELETED
ARTICLE XI
TAX MATTERS
Section 11.1    Apportionment of Taxes; Certain Tax Returns.
(a)Apportionment of Taxes of the Company Group. For purposes of apportioning the Taxes of the Company Group:
(i)The Parties will, to the extent permitted by applicable Laws, elect with the relevant Taxing Authority to undertake an interim closing of the books as of 12:01 am on the Closing Date so that it is the last day of the Pre-Closing Tax Period of each Company, such that such Company files a Tax Return for a period that ends on (and includes) the Closing Date as the last day of a Pre-Closing Tax Period; and
(ii)In the case of any Straddle Period, where applicable Laws do not permit a Company to elect an interim closing of the books as of the Closing Date so that it is the last day of a Pre-Closing Tax Period of such Company, then for purposes of this Agreement, the portion of any Tax that is attributable to the Pre-Closing Tax Period shall be: (A) in the case of income Taxes or other Taxes resulting from, or imposed on, sales, receipts, profits, use, transfers or assignments of property, or wages, withholdings, or other payments, the amount that would be payable for such period determined as if such Company filed a Tax Return for the portion of the Straddle Period ending on (and including) the Closing Date as the last day of the Pre-Closing Tax Period, based upon an interim closing of the books of such Company; and (B) in the case of all other Taxes, an amount equal to (1) the amount of Taxes for the entire Straddle Period multiplied by (2) a fraction, (y) the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date as the last day of the Pre-Closing Tax Period and (z) the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of determining the inclusion by a Company under Section 951 or 951A of the Code with respect to any “controlled foreign corporation” (as that term is defined in Section 957 of the Code) the taxable year of which includes but does not end on the Closing Date, such taxable year shall be deemed to close on the end of the Closing Date.
(b)Pre-Closing Tax Period Tax Returns. The Seller or Lanci Holdings, at the Seller Parties’ sole cost and expense, shall be required to prepare or cause to be prepared (x) on behalf of each Company all Tax Returns required to be filed by or on behalf of such Company for all Tax periods that end on or before the Closing Date that are first due (taking into account any applicable extensions) after the Closing Date and Buyer, if requested by the Seller, shall cause such Company to execute and timely file all such Tax Returns as finally prepared pursuant to this Section 11.1(b). In determining the amount of Taxes that the Seller Parties shall be required to pay pursuant to this Section, the Seller Parties shall receive credit for (1) all estimated

Tax Payments made at or prior to the Closing Date, (2) the benefit of the Tax deductions associated with the Seller’s Sale Transaction Expenses, and (3) any Tax losses available to the Companies for the Pre-Closing Tax Periods. All such Tax Returns shall be prepared using the same tax accounting methods and principles that each Company used in its prior Tax years to report to the relevant Taxing Authority, unless otherwise required by Law. The Seller shall provide Buyer with final drafts of each such Tax Return at least thirty (30) days prior to the due date (including available extensions of time to file) for such Tax Return (or, if such Tax Return is due within thirty (30) days from the date information is available for preparation of such Tax Return, as soon as reasonably practicable). Buyer shall provide any written comments to the Seller that Buyer may have to any such draft Tax Return within ten (10) days of the receipt of such draft Tax Return, and Buyer and the Seller shall consult and resolve in good faith any disputes. If the Seller and Buyer are unable to resolve any dispute regarding such Tax Return, the dispute shall be resolved in accordance with Section 11.1(e). Buyer shall cause to be paid all Taxes imposed on any Company for all Pre-Closing Tax Periods, and the payment for such Taxes (net of any such Taxes which were reflected as a Current Liability in the calculation of Adjusted Net Working Capital as finally determined pursuant to Section 2.2 and not treated as a Tax refund pursuant to Section 11.1(d)) shall be funded by the Seller Parties via a payment to the applicable Company by the Seller Parties no later than the day which is the later of (i) ten (10) Business Days after Seller receives notice from Buyer or any Company of the upcoming Tax payment obligation (including the amount of the Tax obligation and the day such Taxes are to be paid) and (ii) three (3) Business Days before the day the payment of such Taxes will be made by such Company (as specified in the notice referred to in clause (i)). The Seller may request that Buyer cause to be filed amended Tax Returns of any Company for any Pre-Closing Tax Period (including any Straddle Period) and file for refunds in connection therewith, at the sole cost of the Seller Parties and consistent with the procedures set forth in this Section 11.1(b) and Section 11.1(c), and Buyer shall not unreasonably deny such request.
(c)Straddle Period Tax Returns. Buyer shall cause each Company to prepare, execute and file all Tax Returns that are required to be filed by or on behalf of such Company for any Straddle Period: (i) each such Straddle Period Tax Return shall be prepared in a manner consistent with the tax accounting methods and principles that such Company used in its prior Tax years to report to the relevant Taxing Authority, unless otherwise required by Law; (ii) Buyer shall transmit a final draft of each such Straddle Period Tax Return to the Seller Parties at least thirty (30) days prior to the due date (including available extensions of time to file) for such Tax Return (or, if such Tax Return is due within thirty (30) days from the date information is available for preparation of such Tax Return, as soon as reasonably practicable); (iii) Buyer shall provide Seller for Seller’s review with any work papers and procedures used to prepare each such draft Tax Return, if so requested by Seller; (iv) the Seller shall provide any written comments to Buyer that the Seller may have to any such draft Tax Return within ten (10) days of the receipt of such draft Tax Return; (v) Buyer and the Seller shall consult and resolve in good faith any disputes; and (vi) Buyer will cause such Company to execute and timely file all such Tax Returns as finally prepared pursuant to this Section 11.1(c). If the Seller and Buyer are unable to resolve any dispute regarding such Tax Return, the dispute shall be resolved in accordance with Section 11.1(e). Buyer shall cause to be paid all Taxes imposed on any Company for all Straddle Periods, and the payment for such Taxes apportioned to any Pre-Closing Tax Period pursuant to Section 11.1(a) (net of any such Taxes which were reflected as a as a Current Liability in the calculation of Adjusted Net Working Capital as finally determined pursuant to Section 2.2 and not treated as a Tax refund pursuant to Section 11.1(d)) shall be funded by the Seller Parties via a payment to such applicable Company by the Seller Parties no later than the day which is the later of (A) ten (10) Business Days after Seller received notice of the upcoming Tax payment obligation (including the amount of the Tax obligation and the day such Taxes are to be paid) and (B) three (3) Business Days before the day the payment of such Taxes will be made by such Company (as specified in the notice referred to in clause (A)). The Seller shall be responsible for the portion of expenses for preparing any Straddle Period Tax Return equal to the product of such expenses and a fraction, the numerator of which is the number of days in the portion of the underlying Straddle Period ending on (and including) the Closing Date and the denominator of which is the total number of days in such Straddle Period.
(d)Tax Refunds. Buyer shall pay or shall cause each applicable Company to pay to the Seller, for the benefit of Sellers, the amount of all Tax refunds that are paid to any Company after the Closing of Taxes that were paid by such Company on or before the Closing Date and that relate to Pre-Closing Tax Periods, net of any out-of-pocket costs and Taxes attributable to receiving such refund, within ten (10) days after such applicable Company receives such refund; provided, however, any such Tax refunds shall be for the account of such Company (and not for the account of Sellers) to the extent they (i) were included as a Current Asset in the calculation of Adjusted Net Working Capital as finally determined pursuant to Section 2.2, (ii) are attributable to the carryback of any Tax attribute generated after the Closing Date, (iii) arise from an adjustment that results in an increase in Taxes, or a reduction of Tax benefits, in any Tax period or portion thereof beginning after the Closing Date, or (iv) are subject to a payment obligation of such Company in effect prior to the Closing. Further, all Tax refunds not described in the previous sentence shall be for the account of the applicable Company (and not for the account of Sellers). Refunds for Straddle Periods shall be computed and apportioned in a manner consistent with Section 11.1(a). At the Seller’s reasonable request and at the Seller’s expense, Buyer shall file any Tax Returns necessary to obtain Tax refunds in accordance with this Section 11.1(d). Notwithstanding the foregoing, in the event it is subsequently determined that any Tax refund described in this Section 11.1(d) for which Buyer made a payment to the Seller Parties was improperly obtained (each, a “Disallowed Tax Benefit”), the Seller Parties shall pay an amount equal to such Disallowed Tax Benefit to Buyer within five (5) days of such disallowance.
(e)Resolution of Disputes. If Buyer and the Seller are unable to reach an agreement with respect to any Tax Return of any Company for any Pre-Closing Tax Period, including a Straddle Period, such dispute shall be submitted to the Independent Accountant for review and resolution no later than ten (10) days prior to the due date (including available extensions of time to file) for such Tax Return. Buyer and the Seller shall each provide the Independent Accountant with a written analysis of their respective positions regarding the dispute and shall each pay one-half (1/2) of the fees of the Independent Accountant. To the extent that the Independent Accountant is unable to resolve any such dispute prior to the due date (including available extensions of time to file) for such Tax Return, such Tax Return shall be filed reflecting the comments of Buyer or as prepared by Buyer, as the case may be, subject to amendment, if necessary, to reflect the resolution of the Independent Accountant.
(f)Amendment to Pre-Closing Tax Period Tax Return. Except as provided in Section 11.1(e), neither Buyer, any Company nor any of their Affiliates shall amend, refile or otherwise modify any Tax election or Tax Return with respect to any Pre-Closing Tax Period of any Company which may negatively impact the Seller Parties’ Taxes with respect to Tax periods

(or portions thereof) ending on or prior to the Closing Date without the prior written consent of the Seller.
(g)Tax Benefits Associated with Sale Transaction Expenses. The Parties hereby agree and acknowledge that Tax deductions associated with the Sale Transaction Expenses shall be for the sole benefit of the Seller Parties and shall be allocated to (and deemed to have been incurred in) the applicable Pre-Closing Tax Periods ending on or before the Closing Date or portions of the applicable Straddle Periods ending on the Closing Date, in each case to the extent permitted by applicable Law and notwithstanding anything to the contrary in this Agreement, the Seller Parties shall be entitled to any tax benefits of each such Tax deduction.
(h)Pass-Through Entity Elective Tax. Seller Parties may make Pass Through Entity Tax elections in any jurisdictions at Seller's discretion.
Section 11.2    Transfer Taxes. All Transfer Taxes in connection with or resulting from the Contemplated Transactions shall be paid 50% by Buyer and 50% by the Seller Parties, and the costs of preparing all Tax Returns and other documentation relating to such Transfer Taxes, shall be paid 50% by Buyer and 50% by the Seller Parties, and all Tax Returns and other documentation relating to Transfer Taxes shall be prepared by the Parties pursuant to Section 11.1. The Parties and their Affiliates shall cooperate in connection with the filing of any such Tax Returns, including joining in the execution of such Tax Returns, obtaining all available exemptions from Transfer Taxes and sharing with one another copies of such Tax Returns.
Section 11.3    Cooperation. The Seller Parties, upon the written request of the Buyer, shall cooperate fully with the Buyer and the Company Group, and the Buyer and the Company Group, upon the written request of the Seller, shall cooperate fully with the Seller, and, at any time and from time to time, afford to the other Party or its or their Representatives, full and complete access during normal business hours to the books and records of any Company (including all accounting, financial and Tax records and Tax Returns) as shall be reasonably necessary to permit the Seller, Buyer and the Company Group, and its and their Affiliates, to effectuate the provisions of this Article XI.
Section 11.4    Certain Controversies.
(a)Notice. This Section 11.4 and not Section 12.5 shall control (i) any examination, investigation, audit, Legal Proceeding or similar event in respect of any Company principally related to Taxes for any Pre-Closing Tax Period or any Straddle Period, or (ii) the issuance by any Taxing Authority to the Buyer, any Company or its or their Affiliates, of a written notice of deficiency, a notice of settlement or reassessment, a proposed adjustment, or the written assertion of any claim or demand concerning any Pre-Closing Tax Period or any Straddle Period (collectively, a “Tax Matter”). Buyer shall, and Buyer shall cause each Company and its and their Affiliates to, promptly notify the Seller Parties in writing upon receipt by Buyer, any Company or its or their Affiliates of any Tax Matter; provided, however, that the failure of Buyer or any Company or any of their Affiliates to provide such notice shall not affect the Seller Parties’ indemnification obligations under this Agreement except to the extent the Seller Parties are materially prejudiced thereby.

(b)Pre-Closing Tax Period Proceedings. Except with respect to any Tax Matter that does not relate solely to any Pre-Closing Tax Period (which Tax Matter shall be governed by Section 11.4(c)), the Seller Parties shall have the right (but not the duty), at the Seller Parties’ sole cost and expense, to control, in the name, and on behalf of, any Company, any Tax Matter that relates solely to any Pre-Closing Tax Period (other than a Straddle Period); provided, however, that Buyer shall have the right (but not the duty) to participate, at its expense, in any such Tax Matter and to employ counsel of its choice for purposes of such participation. Seller shall keep Buyer reasonably informed with respect to the commencement, status and nature of any such Tax Matter, and shall reasonably cooperate with Buyer and consult with it regarding the conduct of or positions taken in any such Tax Matter, and the Seller Parties shall not settle, and the Seller Parties shall not cause or permit any Company to settle, any such Tax Matter without Buyer’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned to the extent that such settlement is reasonably expected to adversely affect the Buyer; and provided, further, that if the Seller Parties fails to assume control of the conduct of such Tax Matter within fifteen (15) days of receiving written notice thereof, Buyer may assume control over such Tax Matter. For the avoidance of doubt, the Seller Parties shall not represent the interests of any Company under this Section 11.4(b) until the Seller provides written acknowledgement to Buyer of the Seller Parties’ Liability for such Tax if such Tax is payable and the Seller Parties agree to pay Buyer for any Taxes or other Losses arising from the resolution of such Tax Matter to the extent required by the Seller Parties’ indemnification obligations under Section 12.3(d) and Article XII (whether or not it results in an adjustment of the underlying Tax).
(c)Straddle Period Proceedings. Buyer shall control any Tax Matter that does not relate solely to any Pre-Closing Tax Period; provided, however, that with respect to any matters that may adversely affect the Seller Parties, the Seller Parties shall have the right (but not the duty) to participate, at their expense, in any such Tax Matter and to employ counsel of their choice for purposes of such participation. Buyer shall keep the Seller reasonably informed with respect to the commencement, status and nature of any such Tax Matter, and shall reasonably cooperate with the Seller and consult with them regarding the conduct of or positions taken in any such Tax Matter, and Buyer shall not settle, and Buyer shall not cause or permit any Company to settle, any such Tax Matter to the extent that such settlement is reasonably expected to adversely affect the Seller Parties without the Seller’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.
Section 11.5    Tax Treatment of Purchase. The Parties understand and agree that the purchase and sale of the Interests pursuant to this Agreement shall be treated for income Tax purposes as a purchase of the assets of each Company, in jurisdictions that follow the federal treatment of this structure. The Parties shall allocate the Purchase Price with respect to the Interests and all other relevant items or adjustments among the assets of the Companies existing at the Closing Date in accordance with the methodology set forth on Exhibit C consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Parties agree that such allocation reflects the fair market value of each category of the Company’s assets. Buyer shall prepare and deliver to the Seller a proposed final allocation in accordance with the methodology set forth on Exhibit C (the “Allocation Schedule”) as soon as reasonably practicable after the Closing. The Seller shall, within thirty (30) days after receipt of Buyer’s Allocation Schedule, provide written notice to Buyer if the Seller disagrees with Buyer’s Allocation Schedule, and if the Seller does not so provide written notice to Buyer within such thirty (30)-day period, Buyer’s Allocation Schedule shall be final and binding on the Parties. If the Seller provides written notice to Buyer that the Seller disagrees with Buyer’s Allocation Schedule Buyer shall consider in good faith and incorporate any reasonable comments to the extent same are consistent with the methodology set forth on the Allocation Schedule and are provided to the Buyer in writing by the Seller within ten (10) days after such proposed Allocation Schedule is so submitted to the Seller; provided, however, that if Buyer does not accept the Seller’s comments, Buyer and the Seller shall make a good-faith effort to resolve such dispute, after which any remaining disputed issues shall be resolved by the Independent Accountant. Buyer and the Seller Parties shall each pay one-half (1/2) of the fees of the Independent Accountant. If, after the Allocation Schedule is determined, the Purchase Price is adjusted for any reason, the Allocation Schedule shall be adjusted using the same methodology set forth in Exhibit C. All Parties shall file all Tax Returns in a manner consistent with the Allocation Schedule and shall not take any position (whether in Tax audits, Tax Returns, or otherwise) that is inconsistent with such final Allocation Schedule, unless otherwise required by applicable Law.
ARTICLE IX
INDEMNIFICATION
Section 12.1    Survival of Seller Parties’ Representations, Warranties and Covenants; Survival Periods. All representations and warranties of the Seller Parties contained in Articles III and IV of this Agreement shall survive for a period of twelve (12) months following the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.1 (Organization and Status), Section 3.2 (Power and Enforceability), Section 3.3 (Title to Interests), Section 4.1 (Organization and Qualification), Section 4.2 (Authorization; Enforceability), Section 4.4 (Capitalization), Section 4.5(a) or (c) (No Violation), and Section 4.22 (Brokers) (each of the foregoing, a “Fundamental Representation”) shall survive the Closing for a period of six (6) years, and (iii) claims for Fraud shall survive the Closing indefinitely. All covenants and agreements of the Seller Parties that by their terms contemplate performance by any Seller Party after the Closing will survive the Closing in accordance with their respective terms and all covenants and agreements of the Parties to be performed prior to Closing shall expire as of the Closing Date. If any Buyer Indemnified Party provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 12.1, then the Liability for such claim will continue until the claim is fully resolved.
Section 12.2    Buyer’s Representations, Warranties and Covenants; Survival Periods. All representations and warranties of Buyer contained in this Agreement shall survive the Closing for a period of six (6) years following the Closing Date; provided that the representations contained in Sections 5.3, 5.4 and 5.7 shall survive the Closing for a period of a twelve (12) months. All covenants and agreements of Buyer will survive the Closing in accordance with their terms. If any Seller Indemnified Party provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 12.2, then the Liability for such claim will continue until the claim is fully resolved.
Section 12.3    Indemnification by Seller Parties. Subject to the terms, conditions and limitations set forth in this Article XII, each Seller Party shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Representatives, Affiliates, successors and assigns (each, a “Buyer Indemnified Party”), from and against, and shall promptly pay or reimburse each Buyer Indemnified Party for, any and all Losses sustained or incurred by any Buyer Indemnified Party arising out of or resulting from:
(a)any breach or inaccuracy of any representation or warranty contained in this Agreement or in any schedule or certificate delivered by or on behalf of any Seller Party in connection herewith or therewith;
(b)any breach or nonperformance of any covenant, agreement or obligation of any Seller Party that, by its terms, contemplates performance by any Seller Party after the Closing;
(c)any Indebtedness of any Company or Sale Transaction Expenses not fully paid or discharged on or prior to the Closing Date and not taken into account in the determination of the Closing Purchase Price;
(d)(i) any obligation of or with respect to any Company for any Taxes for any Pre-Closing Tax Period, including any such Taxes that are deferred under the CARES Act; (ii) any Taxes of any member of an affiliated, combined or unitary group of which any Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Sec. 1.1502-6 or any similar provision of foreign, state or local Law; (iii) any and all Taxes of any Person (other than any Company) on any Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; and (iv) any Taxes of Seller, Lanci Holdings, Principal or any other owner of Lanci Holdings;
(e)any loan made in connection with the CARES Act or any other program established by any Governmental Authority in response to COVID-19;
(f)the matters disclosed in paragraph 6 of Schedule 4.16 under the caption “Open Matters”, notwithstanding the disclosure thereof on such Schedule 4.16, including, without limitation, any Legal Proceedings or Indebtedness resulting from such matter on or after the Closing;
(g)the failure of the Buyer or the Company Group to collect those amounts specifically described on Schedule 12.3(g) for any reason or no reason on or before June 30, 2027, it being understood and agreed that, following Closing, Buyer and the Company Group shall (i) only use those collection efforts historically used by the Company Group in the collection of accounts receivable in the Ordinary Course of Business and (ii) under no circumstances be required to institute any Legal Proceedings or incur any out-of-pocket costs in connection with any such collection efforts; and
(h)any Fraud by any Seller Party.

Section 12.4    Indemnification by Buyer. Subject to the terms, conditions and limitations set forth in this Article XII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and their Representative, successors and permitted assigns (each, a “Seller Indemnified Party”) from and against any and all Losses sustained or incurred by any Seller Indemnified Party resulting from:
(a)any breach or inaccuracy of any representation or warranty contained in this Agreement or in any schedule or certificate delivered by or on behalf of Buyer in connection herewith or therewith; and
(b)any breach or nonperformance of any covenant, agreement or obligation of Buyer that, by its terms, contemplates performance by Buyer after the Closing.
Section 12.5    Indemnification Procedure.
(a)Third Party Claims.
(i)In the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party and for which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), then such Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such Third Party Claim to such Indemnifying Party within thirty (30) days after learning of such Third Party Claim; provided, however, that failure to give such written notice within any particular time period shall not adversely affect the Indemnified Party’s right to indemnification except if, and only to the extent that, the failure to give such notification on a timely basis materially adversely affected the Indemnifying Party’s ability to defend such Third Party Claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at its expense, the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party with counsel of its own choice but reasonably acceptable to the Indemnified Party. In the event that the Indemnifying Party does not elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party may conduct the defense of the subject Third Party Claim and the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as may be reasonably requested by the Indemnified Party. In the event that the Indemnifying Party does elect to conduct the defense of the subject Third Party Claim, the Indemnifying Party covenant to diligently defend such proceeding, and then the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right, at its expense, to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim, if pursuant to or as a result of such settlement, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) each claimant or plaintiff in such Third Party Claim has not given to the Indemnified Party an unconditional release from all Liability with respect to such Third Party Claim. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim against the Indemnified Party in the event of a proceeding in which (A) such proceeding shall involve criminal actions or allegations of criminal conduct by the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that, in the reasonable opinion of the Indemnified Party’s outside counsel, cannot be waived.
(b)Non-Third Party Claims.
(i)The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder that does not involve a Third Party Claim. Such notice shall (A) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (B) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.
Section 12.6    Investigation. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be entitled to indemnification for any breach of a representation or warranty solely to the extent that, prior to the Closing, Buyer had Actual Knowledge of such breach. For purposes of this Section, “Actual Knowledge” shall mean the actual knowledge of Vikas Singh, John Shea, and Bill Rouse, that a particular representation or warranty was inaccurate in the specific manner giving rise to the applicable claim for indemnification hereunder, and shall not include constructive, implied, imputed or duty-of-inquiry knowledge.
Section 12.7    Treatment of Indemnification. All indemnification payments made under this Agreement shall be treated by all Parties as an adjustment to the Purchase Price. None of the Parties shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Law.
Section 12.8    Limits on Indemnification. The indemnification provided for in Section 12.3(a) is subject to the following limitations:
(a)Other than Losses relating to or arising out of Fraud or any breach of any Fundamental Representation, the Seller Parties shall not be liable to the Buyer Indemnified Parties for any Losses under Section 12.3(a) until such Losses exceed an aggregate amount equal to One Hundred Fifty Thousand Dollars ($150,000.00) (the “Deductible Amount”), and then indemnification shall solely be available to the Buyer Indemnities Parties for all such Losses in excess of the Deductible Amount;
(b)other than Losses relating to or arising out of (i) Fraud, or (ii) breaches of Fundamental Representations, the Seller Parties’ aggregate liability to the Buyer Indemnified Parties for any Losses with respect to the matters described in Section 12.3(a) will in no event exceed One Million Dollars ($1,000,000.00) (the “General Cap”);

(c)Other than Losses relating to or arising out of Fraud, the Seller Parties’ aggregate liability to the Buyer Indemnified Parties for Losses resulting from breaches of Fundamental Representations will in no event exceed Five Million Dollars ($5,000,000.00) (the “Fundamental Rep Cap”)
(d)The aggregate liability of the Seller Parties pursuant to Section 12.3(b)-(e) shall not exceed the Purchase Price; provided, that for the sake of clarity, the preceding limitation shall not apply to Losses relating to Sections 12.3(f) and (h).
(e)Subject to the other applicable limitations set forth in this Section 12.8, any and all payments of any Losses for which any Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 12.3 shall be satisfied first, from the portion of the Escrow Amount, if any, then held in escrow and not previously distributed pursuant to the terms of the Escrow Agreement, until the Escrow Amount has been exhausted, and second, solely in the case of Losses relating to or arising out of a breach of a Fundamental Representation or for any claims arising under Section 12.3(b)-(h) or for any claims for Fraud (such claims, “Specified Claims”), from the Seller Parties on a joint and several basis; provided, that the Buyer Indemnified Parties’ sole and exclusive recovery source with respect to the indemnification obligations of Seller Parties under Section 12.3(a) with respect for breaches of representations and warranties that do not constitute Fundamental Representations shall be against the Escrow Account; but provided further, that if any Buyer Indemnified Party is indemnified with respect to Specified Claim from the Escrow Account, and a Buyer Indemnified Party is subsequently entitled to indemnification pursuant to Section 12.3(a) for a breach of a representation or warranty that does not constitute a Fundamental Representation, then the Buyer Indemnified Party will be entitled to recover from the Seller Parties on a joint and several basis (notwithstanding the General Cap or the sole and exclusive recovery limitation set forth in the immediate preceding proviso, but subject to the Fundamental Rep Cap with respect to breaches of Fundamental Representations) the portion of such indemnification that would have been available from the Escrow Amount had the Buyer Indemnified Parties not made the Specified Claims against the Escrow Amount to the extent the Escrow Amount has been (or will be as a result of the indemnification) fully depleted.
(f)Escrow Arrangements.
(i)Escrow Amount. As partial security for the indemnification provided by Section 12.3, the Escrow Amount shall be deposited with the Escrow Agent at Closing (the “Indemnification Escrow”).
(ii)Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Indemnification Escrow shall be in existence immediately following the Closing and shall terminate twelve (12) months after the Closing Date with respect to the Indemnification Escrow (the “Indemnification Escrow Expiration Date”) and the Escrow Agent shall distribute any remaining proceeds of the Indemnification Escrow to Seller on the Indemnification Escrow Expiration Date in accordance with the provisions of the Escrow Agreement; provided, however, that the Escrow Agent shall not distribute to Seller on the Indemnification Escrow Expiration Date an amount of the Indemnification Escrow equal to any existing outstanding claims specified in any claim notice delivered to the Escrow Agent prior to the Indemnification Escrow Expiration Date pursuant to the terms and conditions of the Escrow Agreement (the “Outstanding Claims”). As soon as all such Outstanding Claims have been resolved in accordance herewith, the Escrow Agent shall deliver to Seller the remaining portion of the Indemnification Escrow.
Section 12.9    Exclusive Remedy. The Parties agree that, from and after the Closing Date, except in cases of Fraud or the matters covered by Section 2.2(b) or Exhibit A, the indemnification obligations of the Parties set forth in this Article XII shall constitute the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement or the Contemplated Transactions; provided, however, that nothing in this Section 12.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.
ARTICLE XIII
DEFINITIONS
Definitions. As used in this Agreement:
“ACA” has the meaning set forth in Section 4.18(f).
“Accrued PTO” means the current dollar amount of any accrued but unused vacation or personal time off held by each employee of any Company as of the Closing Date solely pursuant to those paid time off plans and policies of the Company Group specifically identified on Schedule A.
“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Company Group and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of such Person, (b) all other accounts or notes receivable of the Company Group and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.
“Actual Knowledge” has the meaning set forth in Section 12.6.
“Adjusted Net Working Capital” means (a) the sum of the Current Assets as of the Measurement Time minus (b) the sum of the Current Liabilities as of the Measurement Time, in each case, as calculated pursuant to and in accordance with the Adjusted Net Working Capital Principles.
“Adjusted Net Working Capital Principles” means the specific principles applicable to Adjusted Net Working Capital set forth on Schedule B, which shall be applied together with the Agreed Accounting Principles, and shall take precedence over the Agreed Accounting Principles solely to the extent expressly inconsistent therewith.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. For purposes of this definition, a Person shall be deemed to Control another Person if such Person owns or Controls, directly or indirectly, more than twenty-five percent (25%) of the voting Equity Interests of the other Person. “Control,” “Controlled” or “Controlling” means the ability of a Person (collectively or with its Affiliates) directly or indirectly to direct or cause the use of, disposition of and access to the property of another Person.
“Agreed Accounting Principles” means accounting principles, practices, procedures, methodologies and policies set forth on Schedule C attached hereto.
“Annual Balance Sheets” has the meaning set forth in Section 4.7(a).
“Annual Financial Statements” has the meaning set forth in Section 4.7(a).
“Base Purchase Price” means Ninety Million Dollars ($90,000,000.00).
“Business” means the business of (a) dining and hospitality services for senior living facilities, educational institutions, corporate entities and businesses, healthcare facilities, and wellness institutions and programs, and (b) facilities services including laundry services, senior care facilities management, environmental services, and custom facilities management, in each case, as conducted by the Companies as of the date hereof.
“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in the city of Philadelphia, Pennsylvania are authorized or required by applicable Law to close.
“Business Marks” has the meaning set forth in Section 7.2.
“Buyer” has the meaning set forth in the Preamble of this Agreement.
“Buyer Indemnified Party” has the meaning set forth in Section 12.3.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.
“Cash on Hand” means all cash and cash equivalents including marketable securities of the Company Group calculated as of the Measurement Time, determined in accordance with the Agreed Accounting Principles (which may be a negative number). For the avoidance of doubt, Cash on Hand shall be calculated (i) net of issued but un-cleared checks and drafts, ACH transactions and other wire transfers to the extent such checks, drafts, ACH transactions or other wire transfers have not yet cleared and are not included as Current Liabilities in the calculation of Adjusted Net Working Capital as finally determined pursuant to Section 2.2(c), and (ii) shall include checks, ACH transactions and other wire transfers and drafts deposited or received and available for deposit, to the extent not included as Current Assets in the calculation of Adjusted Net Working Capital as finally determined pursuant to Section 2.2(c).
“Closing” has the meaning set forth in Section 6.1.
“Closing Adjusted Net Working Capital” has the meaning set forth in Section 2.2(b).
“Closing Cash” has the meaning set forth in Section 2.2(b).
“Closing Date” has the meaning set forth in Section 6.1.
“Closing Date Cash Payment” has the meaning set forth in Section 2.1(a).

“Closing EAU Payment Amount” means $13,042,628.00.
“Closing Indebtedness” has the meaning set forth in Section 2.2(b).
“Closing Purchase Price” means the Base Purchase Price, (a) plus (in the case of a positive number) or minus (in the case of a negative number) Closing Cash, (b) minus Closing Indebtedness, (c) minus Closing Sale Transaction Expenses, (d) (i) plus the amount by which the Closing Adjusted Net Working Capital is greater than the Target Adjusted Net Working Capital and (ii) minus the amount by which the Closing Adjusted Net Working Capital is less than the Target Adjusted Net Working Capital.
“Closing Sale Transaction Expenses” has the meaning set forth in Section 2.2(b).
“Closing Statement” has the meaning set forth in Section 2.2(b).
“COBRA” has the meaning set forth in Section 4.18(d).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” is defined in the Recitals.
“Companies” is defined in the Recitals.
“Company Group” is defined in the Recitals.
“Company Indemnified Parties” has the meaning set forth in Section 7.2(a).
“Company Intellectual Property” has the meaning set forth in Section 4.14.
“Company Leases” has the meaning set forth in Section 4.12(a).
“Company Straddle Period Tax Return” has the meaning set forth in Section 11.1(c).
“Company Straddle Period Tax Returns” has the meaning set forth in Section 11.1(c).
“Company Tail Policies” has the meaning set forth in Section 7.4(d).
“Competitive Business” means any business that competes with the Business.
“Confidential Information” has the meaning set forth in Section 7.1(a).
“Consent” means any approval, consent, ratification, waiver, or other authorization.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Other Agreements.
“Contract” means any written or oral agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or legally binding arrangement or commitment.

“Covenant” means any covenant, promise, commitment or other obligation (or any portion thereof) made or undertaken by any Party, in this Agreement or any Other Agreement.
“COVID-19” means, collectively, SARS-CoV-2 or COVID-19.
“Current Assets” means, as of any given date, the sum of those assets of the Company Group consisting of Accounts Receivable, Inventory and prepaid expenses and any other current asset as of such date, in each case, determined in accordance with the Adjusted Net Working Capital Principles.
“Current Liabilities” means, as of any given date, the sum of those liabilities of the Company Group consisting of trade accounts payable, customer deposits, accrued expenses and any other current liability, in each case, determined in accordance with the Adjusted Net Working Capital Principles.
“Data Privacy Laws” means any applicable federal, state, local, or foreign Laws and binding guidance, guidelines and standards in effect as of the Closing Date (but shall not include any changes to the foregoing after the Closing Date), relating to the privacy, security, protection, processing, collection, use, storage, retention, disclosure, transfer, transmission, disposal, safeguarding or other handling of Personal Information, personal data, , protected health information, payment card data, or other regulated data, including the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Federal Trade Commission Act, the Gramm-Leach-Bliley Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, applicable state data breach notification Laws, state consumer privacy Laws.
“Data Site” means the electronic virtual data site established by Blitzer, Clancy & Company with Datasite in connection with the Contemplated Transactions.
“Deferred Revenue” means the amount of deferred revenue of the Company Group as determined in accordance with the Agreed Accounting Principles.
“Defense Notice” has the meaning set forth in Section 12.5(a)(i).
“Disallowed Tax Benefit” has the meaning set forth in Section 11.1(d).
"EAU Plan” means the 2022 Equity Appreciation Plan of Real Artisan Brands, LLC, as amended.
“Employee Plan” means any plan, policy, program, arrangement or agreement described in Section 4.18(a).
“Employment Agreements” has the meaning set forth in Section 6.2(c).
“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person. For purposes of clarification, the term “Equity Interests” shall not include any rights and privileges set forth in the EAU Plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” has the meaning set forth in Section 2.1(b).
“Escrow Agreement” has the meaning set forth in Section 2.1(b).
“Escrow Amount” means One Million Dollars ($1,000,000.00).
“Estimated Closing Adjusted Net Working Capital” has the meaning set forth in Section 2.2(a).
“Estimated Closing Date Cash” has the meaning set forth in Section 2.2(a).
“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.2(a).
“Estimated Purchase Price” means the Base Purchase Price, (a) plus (in the case of a positive number) or minus (in the case of a negative number) Estimated Closing Date Cash, (b) minus Estimated Closing Date Indebtedness, (c) minus Estimated Closing Date Sale Transaction Expenses, and (d)(i) plus the amount by which the Estimated Closing Date Adjusted Net Working Capital is greater than the Target Adjusted Net Working Capital or (ii) minus the amount by which the Estimated Closing Date Adjusted Net Working Capital is less than the Target Adjusted Net Working Capital.
“Estimated Purchase Price Excess” has the meaning set forth in Section 2.2(c)(i).
“Estimated Purchase Price Shortfall” has the meaning set forth in Section 2.2(c)(ii).
“Estimated Sale Transaction Expenses” has the meaning set forth in Section 2.2(a).
“Estimated Statement” has the meaning set forth in Section 2.2(a).
“Financial Statements” has the meaning set forth in Section 4.7(b).
“Fraud” means common law fraud under the Laws of the State of Delaware.
“Fundamental Rep Cap” has the meaning set forth in Section 12.8(c).
“Fundamental Representation” has the meaning set forth in Section 12.1.
“Funds Flow Statement” has the meaning set forth in in Section 2.1(a).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“General Cap” has the meaning set forth in Section 12.8(b).
“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).
“Governmental Authority” means the United States or any state, provincial, local or foreign government, or any subdivision, agency or authority of any thereof having competent jurisdiction over any of the Company or the Contemplated Transactions, as applicable.
“Governmental Consents” has the meaning set forth in Section 4.6(b).
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Gross-Up Amount” means Three Million Five Hundred Thousand Dollars ($3,500,000.00).
“HIPAA” is defined in the definition of Data Privacy Laws.
“Indebtedness” means, with respect to any Person, all Liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments; (c) the deferred purchase price of assets, services or securities including all earn-out payments, seller notes and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation; (d) all finance lease obligations; (e) conditional sale or other title retention agreements; (f) Accrued PTO, (g) customer deposits, (h) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements; (i) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (h) (including prepayment and early termination fees and penalties); (j) all Indebtedness of the types referred to in clauses (a) through (j) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a balance sheet prepared in accordance with GAAP; (k) any amendment, supplement, modification, deferral, renewal, extension, refunding, or refinancing or any Liability of the types referred to in clauses (a) through (j) above; (l) any declared but unpaid distributions; (m) all accrued but unpaid severance obligations (including the employer portion of any applicable payroll taxes) for terminations occurring prior to Closing; (n) any unfunded pension Liabilities related to the pre-Closing period; (o) any payments payable under the EAU Plan (except to the extent actually deducted from the Closing Purchase Price), (p) the accrued workday deployment liability reflected in the balance sheet of the Company Group included in the Estimated Statement in the amount of Two Hundred Twenty Nine Thousand Eight Hundred Eighty-Five Dollars ($229,885.00), and (q) the inventory liability reflected in the balance sheet of the Company Group included in the Estimated Statement in the amount of One Million Eighty-Two Thousand One Hundred Sixty-Three Dollars ($1,082,163.00); provided, however, that Indebtedness shall not include any amounts taken into account in the calculation of the Closing

Adjusted Net Working Capital, Closing Cash, or Closing Sale Transaction Expenses; and provided further, that Indebtedness of the Company Group shall be reduced by the items and corresponding amounts set forth on Schedule D.
“Indemnification Escrow” has the meaning set forth in Section 12.8(f) of this Agreement.
“Indemnification Escrow Expiration Date” has the meaning set forth in Section 12.8(f) of this Agreement.
“Indemnified Party” has the meaning set forth in Section 12.5(a)(i).
“Indemnifying Party” has the meaning set forth in Section 12.5(a)(i).
“Independent Accountant” means BDO USA.
“Insurance Policies” has the meaning set forth in Section 4.15(a).
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals that qualify as trade secrets), and (f) all copyrights in computer software (including source code, executable code, data, databases, and related documentation).
“Interests” has the meaning set forth in the Recitals to this Agreement.
“Interim Financial Statements” has the meaning set forth in Section 4.7(b).
“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Company Group.
“IRS” means the United States Internal Revenue Service.
“Latest Balance Sheet” has the meaning set forth in Section 4.7(b).
“Law” means each provision of any currently implemented Federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, constitution, treaty, judgment or decree promulgated or issued by any Governmental Authority as of the Closing Date (but shall not include any changes to the foregoing after the Closing Date).
“Lease” means any lease, sublease or any other material agreement pertaining to any Real Property, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto.
“Lease Agreement” has the meaning set forth in Section 6.2(j).
“Leased Real Property” has the meaning set forth in Section 4.12(a).
“Legal Proceedings” has the meaning set forth in Section 4.16.
“Liability” or “Liabilities” means any liability, obligation or commitment of whatever kind or nature whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, including any liability for Taxes.
“Licenses and Permits” means any licenses, permits, certificates, certifications, privileges, immunities, notifications, exemptions, classifications, registrations, easements, franchises, approvals, authorizations, orders and other similar rights, or any waivers of the foregoing, issued by any Governmental Authority, and all pending applications therefor or renewals thereof.
“Lien” means any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, proxy, interest, equity, option, lien, preemptive right, right of first offer or refusal, charge or other restrictions or limitations of any nature whatsoever.
“Loss” or “Losses” means, with respect to any Person, all Liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, Taxes, fines, penalties, damages, awards, costs and expenses of whatever kind (including reasonable attorneys’ fees) sustained or incurred by such Person. Notwithstanding the foregoing, Losses shall not include any punitive, exemplary, special or consequential damages, except to the extent (a) such damages are actually awarded to a third party in connection with a Third-Party Claim for which indemnification is otherwise available hereunder, or (b) such damages arise from or relate to Fraud.
“Material Adverse Effect” or “Material Adverse Change” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to (a) the business, condition (financial or otherwise), prospects, or results of operations of the Company Group taken as a whole, or (b) the value of the Interests; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development arising from or relating to (i) the announcement or pendency of the Contemplated Transactions; (ii) changes in GAAP; (iii) changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (iv) performance of compliance with the terms of, or the taking of any action required by, this Agreement; (v) any general condition affecting the industry in which the Business operates, (vi) any epidemic, pandemic or disease outbreak (including COVID-19), or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); or (vii) national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America, it being understood and agreed that in the case of any of clauses (ii), (iii), (v),  (vi)  or (vii) above, only if and to the extent not affecting the Company Group or the Business in a disproportionate manner relative to competitors of the Business.
“Material Contracts” has the meaning set forth in Section 4.11.
“Measurement Time” has the meaning set forth in Section 2.2(a).
“NexDine” is defined in the Recitals.
“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice (including with respect to quantity and frequency).
“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws and all agreements by and among any shareholders of such corporation or that otherwise pertain to the management or securities of such corporation or the exercise of any rights pertaining thereto; (b) with respect to any other entity, any certificate or articles of formation or organization or other documents adopted or filed in connection with the creation, formation or organization of such entity and all agreements by and among any shareholders of such corporation or that otherwise pertain to the management or securities of such corporation or the exercise of any rights pertaining thereto; and (c) any amendment to any of the foregoing.
“Other Agreements” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement, including the documents and agreements to be delivered by the Parties pursuant to Article VI hereof.
“Party” and “Parties” have the meaning set forth in the Preamble of this Agreement.
“Pass Through Entity Tax” means any Tax imposed on or payable by the Company (or any of its Subsidiaries) at the entity level under any state or local Law that is (a) imposed in lieu of, or as an alternative to, Taxes that would otherwise be imposed on the direct or indirect owners of the Company with respect to the Company's income, and (b) elected, or required, to be paid by the Company for the benefit of its owners, including any such Tax for which the owners are entitled to a credit, deduction, exclusion, or other tax benefit on their own Tax Returns, in each case, whether or not such election is made on a Tax Return or by separate written election.

“Payoff Amount” means, with respect to any Person to whom any Indebtedness owes by Seller on the Closing date, the amount indicated in the Payoff Letter delivered by such Person pursuant to Section 6.2(f).
“Payoff Letter” has the meaning set forth in Section 6.2(f).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Liens” means, collectively, (a) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Latest Balance Sheet as required by GAAP, (b) Liens arising in connection with worker’s compensation, unemployment insurance, and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings and for which provision for the payment of such Liens has been reflected in the Latest Balance Sheet as required by GAAP, (c) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder, (d) liens to secure landlords, sublandlords, licensors or sublicensors under real estate leases or rental agreements, (e)  zoning, entitlement, building and other similar restrictions which are not violated by the current conduct of the Business, (f) easements, covenants, rights of way or other encumbrances or restrictions, if any, that are of record, and (g) Liens that are immaterial in character, amount and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.
“Personal Information” means any information that identifies, describes, or can reasonably be linked, directly or indirectly, with an identified or identifiable natural person.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, with respect to a Straddle Period, that portion of such Tax period that ends on and includes the Closing Date.
“Principal” is defined in the Preamble of this Agreement.
“Privileged Communication” shall have the meaning set forth in Section 14.18.
“Protected Health Information” means (a) “protected health information” as defined in HIPAA; (b) “individually identifiable health information” as defined in HIPAA; and (c) any information relating to the past, present or future physical or mental health or condition of an individual, the provision of healthcare to an individual, or payment for healthcare provided to an individual, in each case that identifies or could reasonably be used to identify such individual, whether or not such information is subject to HIPAA.
“Protest Notice” has the meaning set forth in Section 2.2(a)(i).

“Purchase Price” has the meaning set forth in Section 1.2.
“Real Property” means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.
“Related Person” means with respect to (a) a Person who is an individual: (i) any other individual having a relationship with such specified individual (by blood, marriage or adoption) of grandparent, parent, child, grandchild, aunt, uncle, niece, nephew, sister, brother or first cousin (collectively, “Relatives”), (ii) any Person that is directly or indirectly controlled by such individual or any one or more members of such individual’s Relatives, and (iii) any Person with respect to which such individual or one or more members of such individual’s Relatives serves as a director, manager, officer, partner, or trustee (or in a similar capacity); or (b) a Person other than an individual: (i) any Affiliate of such specified Person, (ii) with respect to the Company, any Seller, and (iii) each Person that serves as a member, director, manager, officer, partner, or trustee (or in a similar capacity) of such specified Person or any employee who serves in a managerial or supervisory capacity with respect to such specific Person.
“Released Claims” has the meaning set forth in Section 14.16.
“Released Parties” has the meaning set forth in Section 14.16.
“Releasors” has the meaning set forth in Section 14.16.
“Representative” means, with respect to any Person, any director, officer, principal, attorney, employee, agent, consultant, independent contractor, accountant, or any other Person acting in a representative capacity for such person.
“Retention Bonuses” has the meaning set forth in Section 7.6.
“Sale Transaction Expenses” means (a) all third-party professional advisory fees and other expenses incurred by the Company Group or any Seller Party in connection with this Agreement (including any fees and expenses of legal counsel, accountants and tax advisors, financial advisors, investment bankers and brokers of the Company Group or the Seller Parties), (b) any change of control payments resulting from the consummation of the Transaction, including any payments due the participants of the EAU Plan or any transaction bonuses, (c) the employer portion of any payroll Taxes related to the foregoing or the payment of the Purchase Price, in each case, incurred or arising in connection with the consummation of the Transactions, and (d) Fifty Percent (50%) of the cost of the Company Tail Policies.
“Section 280(G) Tax” has the meaning set forth in Section 4.18(l).
“Securities Act” means the Securities Act of 1933.
“Seller Counsel” has the meaning set forth in Section 14.18.

“Sellers” has the meaning set forth in the Preamble of this Agreement.
“Seller Indemnified Party” has the meaning set forth in Section 12.4 of this Agreement.
“Seller’s Knowledge” or “Knowledge of Seller” means the actual knowledge of any of David Lanci, Jarrett Franklin, or Larry Abrams and the knowledge of any such Person of any matter, fact, or thing that is obtained or obtainable after due inquiry with respect to the matter in question.
“Sellers’ Objection Notice” shall have the meaning set forth in Section 11.1(c) of this Agreement.
“Seller Parties” is defined in the Preamble of this Agreement.
“Specified Claims” have the meaning set forth in Section 12.8(e).
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends thereafter.
“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Target Adjusted Net Working Capital” means Thirteen Million Four Hundred Twenty-One Thousand Nine Hundred Seventy-Two Dollars ($13,421,927.00).
“Tax” or “Taxes” means (a) any U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, escheat, unclaimed or abandoned property (whether or not considered a tax under applicable Law), ad valorem, estimated, or other tax, assessment, similar charge or similar governmental fee, of any kind whatsoever, including any interest, penalty, or addition thereto and including any such amounts imposed as the result of failing to file or timely file a Tax Return, in each case, whether disputed or not, (b) any Liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person, (c) any Liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any Liability for the payment of any of the foregoing types as a successor, transferee or otherwise.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement required to be filed with any Taxing Authority, including any supplement or attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.
“Territory” means any jurisdiction in which any Company is doing business as of the Closing Date or was doing business at any time during the twelve (12)-month period immediately preceding the Closing Date.
“Third Party Claim” has the meaning set forth in Section 12.5(a)(i).
“Third Party Consents” has the meaning set forth in Section 4.6(a).
“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) imposed or assessed as a result of the Contemplated Transactions (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).
“Treasury Regulation” means the regulations of the U.S. Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision.
“WARN” means the Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. §§ 2101 et seq.
“Xendella” is defined in the Recitals.

ARTICLE XIV
MISCELLANEOUS
Section 14.1    Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by e-mail or other means of electronic transmission, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:
If to Seller or the Seller Parties:
David Lanci
Three Oakwud Terrace
    Foxboro MA 02035
    E-mail: Davidlanci13@gmail.com

with a copy to:
Nutter, McClennen & Fish LLP
155 Seaport Blvd
Boston, MA 02210
Attention: Michael E. Kushnir
E-mail: mkishnir@nutter.com
If to Buyer:
Healthcare Services Group, Inc.
3220 Tillman Drive, Suite 300
Bensalem, PA 19020
Attention: John Shea
E-mail: jshea@hcsgcorp.com

with a copy to:
Stevens & Lee, P.C.
620 Freedom Business Center, Suite 200
King of Prussia, PA 19406
Attention: Gregory W. Sutton
E-mail: greg.sutton@stevenslee.com

Date of service of such notice shall be (i) the date such notice is delivered by hand, facsimile, E-mail or other form of electronic transmission, (ii) one (1) Business Day following the delivery by express overnight delivery service, or (iii) three (3) Business Days after the date of mailing if sent by certified or registered mail.
Section 14.2    Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Upon such determination that any term or other provision is unenforceable or invalid, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a legally acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 14.3    Successors; Assignment. This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Seller Party without the prior written consent of Buyer or by Buyer without the prior written consent of Seller; provided, however, that Buyer may assign this Agreement in whole or in part to any of its Affiliates or to any Person which becomes a successor in interest (by purchase of assets or equity interests, or by merger or otherwise) to Buyer, and Buyer may collaterally assign its rights under this Agreement and the Other Agreements to its financing sources.
Section 14.4    Counterparts; Electronic Mail and Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of e-mail, a facsimile machine or other means of electronic transmission (including pdf or any other signature complying with the U.S. Federal ESIGN Act of 2000, e.g. www.docusign.com), shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
Section 14.5    Expenses. Each of Seller Parties and Buyer shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the Other Agreements and in closing and carrying out the transactions contemplated hereby and thereby. If any Legal Proceedings for the enforcement of this Agreement or the Other Agreements is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof or thereof, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Legal Proceedings, in addition to any other relief to which it may be entitled.
Section 14.6    Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.
Section 14.7    Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.
Section 14.8    Entire Agreement. This Agreement, the Recitals, the Schedules and the Exhibits attached hereto and the Other Agreements (all of which shall be deemed incorporated in this Agreement and made a part hereof) set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. This Agreement may be modified only by subsequent instruments signed by the Parties hereto.
Section 14.9    Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, Buyer Indemnified Parties or Seller Indemnified Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. This Agreement and all provisions and conditions hereof are intended to be, and shall be, for the sole and exclusive benefit of such Persons and for the benefit of no other Person.
Section 14.10    Disclosure Generally. All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. Any disclosure set forth on any particular schedule shall be treated as disclosed with respect to all other schedules and all other sections of this Agreement to the extent that the applicability of such item to such other schedules and such other sections of this Agreement is reasonably apparent on the face of such disclosure. The inclusion of any item or fact in a Schedule shall not be deemed an admission that such item or fact is material for the purposes of this Agreement or that such item or fact did not arise in the Ordinary Course of business.
Section 14.11    Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (d) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation), (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto), (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person), (h) references to the “Company Group” shall refer to the Companies and any of them individually, and (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty or covenant.
Section 14.12    Construction. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.
Section 14.13    Submission to Jurisdiction. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 14.1. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
Section 14.14    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 14.15    Press Releases and Communications. Following the Closing, any Party hereto may issue a press release or public announcement regarding this Agreement or the transactions contemplated herein; provided that any such press release or public announcement shall not describe, include or otherwise refer to the economic terms of the Contemplated

Transactions, unless such disclosure is required by applicable Law (including Federal or state securities Laws).
Section 14.16    Release. Seller Parties, for themselves and their Representatives (collectively, the “Releasors”) hereby forever fully and irrevocably release and discharge Buyer, each Company, and each of their respective Affiliates, predecessors, successors, direct or indirect Subsidiaries and past and present equityholders, members, managers, directors, officers, employees, agents and other Representatives (collectively the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 14.16, “Released Claims” does not include, and the provisions of this Section 14.16 shall not release or otherwise diminish the obligations of any Party set forth in or arising under any provisions of this Agreement or the Other Agreements.
Section 14.17    Specific Performance. Each of the Parties agrees that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and agrees that money damages would not a be a sufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and a decree of specific performance to enforce specifically the terms and provisions of this Agreement, or other equitable relief, in each case without posting a bond, undertaking or other security, and without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at Law or in equity. Nothing in this Section 14.17 shall limit any claim for Fraud.
Section 14.18    Attorney-Client Privilege; Continued Representation.
(a)Each Party acknowledges and agrees that Nutter, McClennen & Fish LLP (“Seller Counsel”) has acted as counsel to the Companies and Seller Parties in connection with the negotiation of this Agreement and consummation of the Contemplated Transactions. Buyer hereby consents and agrees to, and agrees to cause the Companies to consent and agree to, Seller Counsel representing the Seller Parties after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its subsidiaries, and even though Seller Counsel may have represented the Companies in a matter substantially related to any such dispute. Buyer further consents and agrees to and agrees to cause the Companies to consent and agree to, the communication by Seller Counsel to the Seller Parties in connection with any such representation of any fact known to Seller Counsel arising by reason of Seller Counsel’s prior representation of the Companies. In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Companies to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Seller Counsel’s prior representation of the Companies with respect to a matter where Buyer or any Company is adverse to the Seller Parties, and (ii) Seller Counsel’s representation of the Seller Parties prior to and after the Closing.
(b)Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Companies, that all communications in any form or format whatsoever between or among Seller Counsel, on the one hand, and the Companies, Seller Parties, or any of their respective directors, officers, advisors, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the Contemplated Transactions that are subject to attorney-client privilege and that pre-date the Closing (collectively, the “Privileged Communications”) shall be controlled by the Seller Parties and shall not pass to or be claimed by Buyer or the Companies, and the expectation of client confidence relating thereto shall belong solely to the Seller Parties.
(c)Notwithstanding the foregoing, in the event that a dispute arises between Buyer, on the one hand, and a third party other than the Seller Parties, on the other hand, Buyer may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that Buyer may not waive such privilege without the prior written consent of the Seller. In the event that Buyer is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Buyer shall promptly notify the Seller in writing so that the Seller can seek a protective order and Buyer agrees to use commercially reasonable efforts, at the sole cost and expense of the Seller Parties, to assist therewith.
(d)To the extent that files or other materials maintained by Seller Counsel relating to (i) the Seller Parties, or (ii) Buyer to the extent they relate in any way to the negotiation, documentation and consummation of the Contemplated Transactions and that pre-date the Closing constitute property of its clients, only the Seller Parties shall hold such property rights and Seller Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications by reason of any attorney-client relationship between Seller Counsel, on the one hand, and the Companies, on the other hand. Buyer agrees that it will not knowingly, and that it will cause the Companies and its Affiliates not to knowingly, (i) access or use the Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Seller Parties waive the attorney-client or other privilege, or by otherwise asserting that Buyer has the right to waive the attorney-client or other privilege, or (ii) seek to obtain the Privileged Communications from Seller Counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.
SELLER:

REAL ARTISAN BRANDS, LLC

By: /s/ David Lanci
    Name: David Lanci
    Title: President

LANCI FAMILY HOLDINGS, LLC

By: /s/ David Lanci
    Name: David Lanci
    Title: President

PRINCIPAL

/s/ David Lanci
David Lanci, Individually

Signature Page to Membership Interest Purchase Agreement

BUYER:

HEALTHCARE SERVICES GROUP, INC.

By /s/ Vikas Singh
    Name: Vikas Singh
    Title: Chief Financial Officer and Executive Vice President

Signature Page to Membership Interest Purchase Agreement